As filed with the Securities and Exchange Commission on January 8, 2015	Registration No. 333-201168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

Form S-1

REGISTRATION STATEMENT

Under The Securities Act of 1933

INTELLICHECK MOBILISA, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	11-3234779
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

191 Otto Street
Port Townsend, Washington	98368
(Address of Principal Executive Offices)	(Zip Code)

Primary Standard Classification Code Number:

Registrant’s telephone number, including area code: (360) 344-3233

William H. Roof, Ph.D.

Chief Executive Officer

Intellicheck Mobilisa, Inc.

191 Otto Street

Port Townsend, WA 98368

(360) 344-3233

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher H. Cunningham	Mitchell S. Nussbaum
K&L Gates LLP	Loeb & Loeb LLP
925 Fourth Avenue	345 Park Avenue
Seattle, WA 98104	New York, NY 10154
(206) 370-7639	(212) 407-4159

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to completion	Dated January 8, 2015

Shares

Common Stock

We are offering up to          shares of common stock pursuant to this prospectus to be sold in this offering.

Our common stock is listed on the NYSE MKT LLC under the symbol “IDN.” On January 7, 2015, the last reported sale price of our common stock was $2.66 per share.

Our business and an investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1) Does not include a non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering payable to Aegis Capital Corp., the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to            additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about        , 2015.

Aegis Capital Corp

We have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only in circumstances and in jurisdictions where it is lawful to so do. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus. Unless otherwise stated, all references to “us,” “our,” “Intellicheck Mobilisa,” “we,” the “Company” and similar designations refer to Intellicheck Mobilisa, Inc.

Business Overview

We are a technology company engaged in developing, integrating and marketing wireless technology and identity systems for various applications including mobile and handheld access control and security systems for the government, military and commercial markets. Our products include the Defense ID and Fugitive Finder systems, advanced ID card access control products currently protecting military and federal locations, and ID-Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from U.S. and Canadian jurisdictions designed to improve the customer experience for the financial, hospitality and retail sectors. We are also engaged in the engineering, design and installation of wireless communications systems.

We plan to expand our business in the near term by pursuing a research and development strategy designed to move our technologies into new product markets that are expected to benefit from enhanced safety, regulatory compliance and fraud prevention. For example, we anticipate extending our technologies into the healthcare and first responder spaces and to online applications to provide enhanced safety, regulatory compliance and fraud prevention for the billions of transactions that occur there each day.

As a complement to these new offerings, we are also developing a data analytics platform to analyze the data we capture and to provide meaningful data, trend and predictive analysis to a variety of customers in the commercial and government spaces.

We plan to leverage our IP in the new markets we are targeting to strengthen our competitive position.

Our primary businesses include Identity Systems products, which include commercial applications of identity card reading and verification and government sales of defense security and identity card applications, and the development of wireless security applications. Our technologies address problems such as:

•	Commercial Fraud and Risk Management – which may lead to economic losses to merchants from check cashing, debit and credit card, as well as other types of fraud such as identity theft that principally use fraudulent identification cards as proof of identity;

•	Instant Credit Card Approval – retail stores use our technology to scan a Driver’s License at a kiosk or at the Point Of Sale (POS) and send the information to a credit card underwriter to get instant approval for a loyalty-branded credit card. This technique protects consumer data and is significantly more likely to result in a completed transaction compared to in-store personnel asking customers to fill out a paper form;

•	Unauthorized Access – our systems and software are designed to increase security and deter terrorism at airports, shipping ports, rail and bus terminals, military installations, high profile buildings and infrastructure where security is a concern;

•	Inefficiencies Associated With Manual Data Entry – by reading encoded data contained in the bar code and magnetic stripe of an identification card with a quick swipe or scan of the card, where permitted by law, customers are capable of accurately and instantaneously inputting information into forms, applications and the like without the errors associated with manual data entry;

•	Marine Environment Communications – our Wireless Over Water® technology allows for instant communication between multiple points, both on land and at sea, across wide, over-water expanses and optimizes performance by taking into account sea state and Fresnel zones (Fresnel zones result from obstructions in the path of radio waves and impact the signal strength of radio transmissions); and

•	Wireless Network Design and Hazard Assessment – our AIRchitect® tool designs optimum wireless networks based on user parameters and location architecture, and our Radiation Hazard (RADHAZ) tool identifies and assesses radio frequency (RF) exposure.

1

Corporate Information

We were originally incorporated in the state of New York in 1994 as Intelli-Check, Inc. In August 1999, we reincorporated in Delaware. On March 14, 2008, we changed our name to Intelli-Check - Mobilisa, Inc. after the consummation of the merger with Mobilisa, Inc. (“Mobilisa”). At the closing of the merger, our headquarters were moved to Mobilisa’s offices in Port Townsend, Washington. On October 27, 2009, we effected a further change in our name to Intellicheck Mobilisa, Inc.. On August 31, 2009, the Company acquired 100% of the common stock of Positive Access Corporation (“Positive Access”), a developer of driver license reading technology. The acquisition of Positive Access expanded the Company’s technology portfolio and related product offerings and allowed the Company to reach a larger number of customers through Positive Access’s extensive distribution network. Our principal executive office is located at 191 Otto Street, Port Townsend, Washington 98368. Our telephone number is (360) 344-3233 and our website address is www.icmobil.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

All references to shares of our common stock take into account a one for eight reverse split of our common stock effected August 12, 2014.

2

The Offering

Securities offered by us:	shares of common stock
Common stock to be outstanding after this offering:	shares. If the underwriters exercise their option to purchase additional shares in full, the total number of shares of common stock outstanding immediately after this offering would be shares.
Underwriters’ option to purchase additional shares:	We have granted the representative of the underwriters a 45-day option to purchase from us up to an additional shares of our common stock at the public offering price, less underwriting discounts and commissions.
Use of proceeds by us:	We intend to use the net proceeds of this offering to expand research and development and sales and marketing groups and to implement further measures to protect our intellectual property. See “Use of Proceeds” on page 13 for further information.
Risk factors:	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.
NYS MKT LLC trading symbol	IDN

Unless we indicate otherwise, all information in this prospectus is based on 4,934,601 shares of common stock outstanding as of January 7, 2015 and:

•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of common stock to cover over-allotments, if any;
•	excludes 235,478 shares of our common stock issuable upon exercise of outstanding stock options under our equity incentive plans at a weighted average exercise price of $5.95 per share, with 76,291 shares remaining available for future grant under such plans; and
•	excludes 48,625 shares of our common stock issuable upon exercise of warrants with an exercise price of $4.48 per share, and 16,356 shares of our common stock issuable upon exercise of warrants with an exercise price of $8.00 per share.

3

SUMMARY FINANCIAL DATA

The following summary financial data for the years ended December 31, 2013 and 2012 are derived from our audited financial statements included elsewhere in this prospectus. The summary financial data for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements have been prepared on a basis consistent with our audited financial statements and, in our opinion, contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. You should read this data together with our audited financial statements and related notes included elsewhere in this prospectus and the information under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2014 or any other interim periods or any future year or period.

	Years Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
	(In thousands, except per share data) (1)
Statement of Operations Data:
Revenue	$8,803	$7,298	$5,932	$5,507
Loss from operations	(2,261)	(2,424)	(1,824)	(1,684)
Net loss	(2,260)	(2,424)	(1,824)	(1,683)
Net loss per common share
Basic	(0.65)	(0.70)	(0.53)	(0.35)
Diluted	(0.65)	(0.70)	(0.53)	(0.35)
Common shares used in computing per share amounts
Basic	3,465	3,487	3,471	4,757
Diluted	3,465	3,487	3,471	4,757

Balance Sheet Data:

	As of September 30, 2014
	Actual	As Adjusted(2)
	(In thousands)
Cash and cash equivalents	$3,067	$

Working capital	2,942

Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value; 1,000 shares authorized; none issued and outstanding	-
Common stock, $0.001 par value; 40,000 shares authorized; 4,932 shares issued and outstanding actual, number of shares issued and outstanding pro forma	5
Additional paid-in capital	106,265
Accumulated other comprehensive loss
Accumulated deficit	(87,339)
Total stockholders’ equity	18,931
Total capitalization	$18,931	$

___________________

(1) Share data reflects the one for eight reverse split effected August 12, 2014.

(2) The as adjusted column in the balance sheet data table above gives effect to the sale and issuance by us of         shares of  common stock in this offering based upon the public offering price of $     per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

4

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information in this prospectus, before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the financial statements and related notes filed therewith.

Risks Relating to this Offering

Our share price may be volatile and could decline substantially

The market price of our common stock, like the price of shares of technology companies generally, has been and may continue to be volatile. From January 1, 2008 to January 7, 2015 the closing price of our common stock has varied from a high of $32.08 to a low of $2.24 per share. Many factors may cause the market price for our common stock to decline, including:

•	shortfalls in revenues, cash flows or continued losses from operations;
•	delays in development or roll-out of any of our products;
•	announcements by one or more competitors of new product acquisitions or technological innovations; and
•	unfavorable outcomes from litigation.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market price of shares of emerging technology companies, such as ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our common stock may also lead to de-listing of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock (see “Use of Proceeds”). Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $     per share, and after deducting the underwriting discount and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $          per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

5

Our outstanding options and the availability for resale of the underlying shares may adversely affect the trading price of our common stock.

As of January 7, 2015, there were outstanding stock options to purchase approximately 235,478 shares of our common stock at a weighted-average exercise price of $5.95 per share. Our outstanding options could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options. For the life of the options, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options will also dilute the ownership interests of our existing stockholders.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our board of directors has the right, without stockholder approval, to issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change of control. The possible negative impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

Risks Related to Our Business and Industry

We have incurred principally losses since inception and losses may continue, which could result in a decline in the value of our securities and a loss of your investment.

We sustained net losses of $2,424,256 and $2,260,086 for the fiscal years ended December 31, 2013 and 2012, respectively, and our accumulated deficit was $85,655,564 as of December 31, 2013. Our net losses for the nine months ended September 30, 2014 were $1,683,008 and our accumulated deficit was $87,338,572 as of September 30, 2014. Since we expect to incur additional expenditures in line with the sales growth of our business, we may not achieve operating profits in the near future. This could lead to a decline in the value of our securities.

Our proprietary software relies on reference data provided by government and quasi-government agencies. If these governmental and quasi-government agencies were to stop sharing data with us, the utility of our proprietary software would be diminished in those jurisdictions and our business would be damaged.

Currently, the fifty states, ten Canadian provinces and the District of Columbia, which in most instances conform to the guidelines established by certain organizations responsible for implementing industry standards, cooperate with us by providing sample identification cards so that we may modify all of our hardware and software products to read and analyze the encoded information found on such jurisdiction’s identification cards. In the event that one or more of these jurisdictions do not continue to provide this reference data, the utility of our proprietary software may be diminished in those jurisdictions.

6

Our business strategy exposes us to long sales and implementation cycles for our products.

Our target customers in the commercial fraud protection, access control and age verification industry sectors include large retailers and government agencies, which typically require longer sales and implementation cycles for our products than do our potential customer base solely interested in age verification, such as restaurant, bar and convenience store operators. The longer sales and implementation cycles for larger retail companies continue to have an adverse impact on the timing of realizing our revenues. In addition, budgetary constraints and potential economic slowdowns may also continue to delay purchasing decisions by these prospective customers. These initiatives have costs associated with them, and we cannot assure you that they ultimately will prove successful or result in, an increase to our revenues or profitability.

 In addition, the loss or significant reduction in government spending by government entities could materially limit our ability to obtain government contracts. These limitations, if significant, could also have a material adverse effect on our business, financial condition and results of operations. In addition, we will need to develop additional strategic relationships with large government contractors in order to successfully compete for government contracts. Should we lose or fail to develop these strategic relationships we may not be able to implement our business strategy.

The industry for our systems and software is evolving and its growth is uncertain.

Demand and industry acceptance for recently introduced and existing systems, and software and sales from such systems and software, are subject to a high level of uncertainty and risk. With changing administration in government, changes in government budgets, and slowly evolving government standards on use of identity products, the government sector is slowly developing. The commercial sector has the ability to develop faster than the government sector, but it is also subject to a higher level of uncertainty because of potential uncertainty in the continued financial health of our commercial customers, as well as long sales cycles. Our business may suffer if the industry develops more slowly than anticipated and does not sustain industry acceptance.

Failure to manage our operations if they expand could impair our future growth.

If we are able to expand our operations, particularly through multiple sales to large retailers and government agencies in the document verification industry, the expansion will place significant strain on our management, financial controls, operating systems, personnel and other resources. Our ability to manage future growth, should it occur, will depend to a large extent upon several factors, including our ability to do the following:

•	build and train our sales force;
•	establish and maintain relationships with distributors;
•	develop customer support systems;
•	develop expanded internal management and financial controls adequate to keep pace with growth in personnel and sales, if they occur; and
•	manage the use of third-party manufacturers and suppliers.

If we are able to grow our business but do not manage our growth successfully, we may experience increased operating expenses, loss of customers, distributors or suppliers and declining or slowed growth of revenues.

We are subject to risks associated with product failure and technological flaws.

Products as complex as those offered by us may contain undetected errors or result in failures when first introduced or when new versions are released. Despite vigorous product testing efforts and testing by current and potential customers, it is possible that errors will be found in a new product or enhancement after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of, or a delay in industry acceptance, claims by customers against us, or could cause us to incur additional costs, any of which could adversely affect our business.

7

Failure to protect our proprietary technology may impair our competitive position.

We continue to allocate significant resources to developing new and innovative technologies that are utilized in our products and systems. Because our continued success depends on, to a significant degree, our ability to offer products providing superior functionality and performance over those offered by our competitors, we consider the protection of our technology from unauthorized use to be fundamental to our success. This is done by processes aimed at identifying and seeking appropriate protection for newly-developed intellectual property, including patents, trade secrets, copyrights and trademarks, as well as policies aimed at identifying unauthorized use of such property. These processes include:

•	contractual arrangements providing for nondisclosure of proprietary information;
•	maintaining and enforcing issued patents and filing patent applications on innovative solutions to commercially important problems;
•	protecting trade secrets;
•	protecting copyrights and trademarks by registration and other appropriate means;
•	establishing internal processes for identifying and appropriately protecting new and innovative technologies; and
•	establishing practices for identifying unauthorized use of intellectual property.

We may have to litigate to enforce patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation may have a severe negative effect on our financial results. To determine the priority of inventions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost and limitations on the scope or validity of our patents or trademarks.

Additionally, third parties, including our competitors or licensees, may seek to have our patents reviewed by the Patent Trial and Appeal Board of the United States Patent and Trademark Office in a post grant proceeding, such as post grant review or an inter partes review. Such proceedings, if instituted could cancel our patents or narrow our the scope of our patent claims. We cannot predict the effect that such proceedings, if instituted, may have on our business or revenue received from licensing our patents.

In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States. The failure of foreign laws or judicial systems to adequately protect our proprietary rights or intellectual property, including intellectual property developed on our behalf by foreign contractors or subcontractors may have a material adverse effect on our business, operations and financial results.

If our future products incorporate technologies that infringe the proprietary rights of third parties, and we do not secure licenses from them, we could be liable for substantial damages.

We are not aware that our current products infringe the intellectual property rights of any third parties. We also are not aware of any third party intellectual property rights that may hamper our ability to provide future products and services. However, we recognize that the development of our services or products may require that we acquire intellectual property licenses from third parties so as to avoid infringement of those parties’ intellectual property rights. These licenses may not be available at all or may only be available on terms that are not commercially reasonable. If third parties make infringement claims against us whether or not they are upheld, such claims could:

•	consume substantial time and financial resources;
•	divert the attention of management from growing our business and managing operations; and
•	disrupt product sales and shipments.

If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude any infringing use. As a result, we would incur substantial costs, delays in product development, sales and shipments, and our revenues may decline substantially. Additionally, we may not be able to achieve the minimum necessary growth for our continued success.

Failure to attract and retain management and other personnel may damage our operations and financial results and cause our stock price to decline.

We depend to a significant degree on the skills, experience and efforts of our executive officers and other key management, technical, finance, sales and other personnel. Our failure to attract, integrate, motivate and retain existing or additional personnel could disrupt or otherwise harm our operations and financial results. We do not carry key man life insurance policies covering any employees. The loss of services of certain of our key employees, an inability to attract or retain qualified personnel in the future, or delays in hiring additional personnel could delay the development of our business and could cause our stock price to decline.

8

We incur significant accounting and other control costs that impact our financial condition.

As a publicly traded corporation, we incur certain costs to comply with regulatory requirements. If regulatory requirements were to become more stringent or if controls thought to be effective later fail, we may be forced to make additional expenditures, the amounts of which could be material. Some of our competitors are privately owned, so their accounting and control costs could create a competitive advantage over us. Should our sales decline or if we are unsuccessful at increasing prices to cover higher expenditures for internal controls and audits, our costs associated with regulatory compliance will rise as a percentage of sales.

We have historically derived a significant portion of our revenue from government R&D (Research and Development) contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation and may produce volatility in earnings and revenue.

In the nine months ended September 30, 2014 and in the years ended December 31, 2013 and 2012, we derived approximately 4%, 5% and 14.3% of our revenue, respectively, from government R&D contracts. These government contracts often include provisions that substantially differ from those found in typical private commercial transactions. For instance, government contracts may:

•	include provisions that allow the agency, in certain circumstances, to terminate the contract without penalty;
•	be subject to purchasing decisions by agencies that are subject to political influence;
•	include bonding requirements;
•	contain comprehensive procurement provisions that require us to expend substantial resources in pursuing the contract;
•	specify performance criteria that we must satisfy before the customer accepts the products and services; and
•	be subject to cancellation or reduction if funding is reduced or becomes unavailable.

Securing government contracts typically involves a lengthy competitive bidding process. Often, unsuccessful bidders have the ability to challenge contract awards. Such challenges may increase costs, result in delays and risk the loss of the contract by the winning bidder. Protests or other delays related to material government contracts that may be awarded to us could result in revenue volatility. State and local government agency contracts may depend on the availability of matching funds from federal, state or local entities. State and local government agencies are subject to political, budgetary, purchasing and delivery constraints that may result in irregular revenue and operating results. Revenue volatility makes management of our business difficult. Outright loss of any material government contract through the protest process or otherwise, could significantly reduce our revenues. Although our only revenue in 2013 related to such R&D was for the close-out of prior year contracts, we anticipate that we may have revenue from such contracts in the future.

We could be adversely affected by a negative audit by the U.S. government.

We, like other government contractors, are subject to various routine audits, reviews and investigations by U.S. government agencies, including the Defense Contract Audit Agency and various agency inspectors. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations, and standards. Any costs found to be misclassified may be subject to repayment. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with the U.S. government.

9

Our business strategy exposes us to long sales and implementation cycles for our products.

Historically, some of our primary target customers have been government agencies and branches of the U.S. military, both of which require long sales and implementation cycles for products, which may result in a long period of time prior to revenue realization. The loss or significant reduction in government spending could limit our ability to obtain government contracts. These limitations, if significant, could significantly reduce our revenues. We will need to develop additional strategic relationships with large government contractors in order to successfully compete for government contracts. Should we lose or fail to develop these strategic relationships, we may not be able to implement our business strategy.

We cannot be certain that our backlog estimates will result in actual revenues in any particular fiscal period because our clients may modify or terminate projects or may decide not to exercise contract options.

Our backlog represents sales value of firm orders for products and services not yet delivered and, for long-term, executed contractual arrangements (contracts, subcontract and customer commitments), the estimated future sales value of product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including anticipated renewal options. For contracts with indefinite quantities, our backlog is estimated based on current activity levels. Our backlog includes estimates of revenues, the receipt of which require future government appropriations, depend on option exercise by clients or are subject to contract modification or termination. At September 30, 2014, our backlog approximated $710,000, all of which is estimated to be realized in the next twelve months. These estimates are based on our experience under such contracts and similar contracts, and we believe that such estimates are reasonable. If we do not realize a substantial amount of our backlog, as we presently anticipate, our operations could be harmed and future revenues could be significantly reduced.

Long lead times for the components used in certain products creates uncertainty in our supply chain and may prevent us from making required deliveries to our customers on time.

We rely exclusively on commercial off-the-shelf technology in manufacturing our products. The lead-time for ordering certain components used in our products and for the production of products can be lengthy. As a result, we must, from time to time, order products based on forecasted demand. If demand for products lags significantly behind forecasts, we may purchase more product than we can sell. Conversely, if demand exceeds forecasts, we may not have enough products to meet our obligations to our customers.

We obtain certain hardware and services, as well as some software applications, from a limited group of suppliers, and our reliance on these suppliers involves significant risks, including reduced control over quality and delivery schedules.

Any financial instability of our suppliers could result in having to find new suppliers. We may experience significant delays in manufacturing and deliveries of products and services to customers if we lose our sources or if supplies and services delivered from these sources are delayed. As a result, we may be required to incur additional development, manufacturing and other costs to establish alternative supply sources. It may take several months to locate alternative suppliers, if required. We cannot predict whether we will be able to obtain replacement hardware within the required time frames at affordable costs, or at all. Any delays resulting from suppliers failing to deliver hardware or delays in obtaining alternative hardware, in sufficient quantities and of sufficient quality, or any significant increase in the cost of hardware from existing or alternative suppliers could result in delays on the shipment of product which, in turn, could result in the loss of customers we may not be able to successfully complete.

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Our Defense ID system relies on access to databases run by various government agencies. If these governmental agencies were to stop sharing data with us, the utility of the Defense ID system would be diminished and business would be damaged.

Currently, our Defense ID system accesses over 100 separate databases run by various government and law enforcement agencies. We cannot be assured that each of these agencies will continue to cooperate with us. In the event that one or more of these agencies does not continue to provide access to these databases, the utility of the Defense ID system may be diminished and as a result, our sales could suffer.

Our Defense ID system requires permission from each branch of the U.S. military in the form of an Authority to Operate (ATO). If an existing ATO is revoked, we would risk losing our ability to install our Defense ID system at military bases.

We cannot be assured that these permissions will be renewed, and it is possible that they could be revoked. If one or more of these permissions is revoked or not renewed, then the sector for the Defense ID system would be reduced and as a result, our sales could suffer.

Our Defense ID system manages private personal information and information related to sensitive government functions and a breach of the security systems protecting such information may result in a loss of suppliers or customers or result in litigation.

The protective security measures designed to protect sensitive information and contained in our products may not prevent all security breaches. Failure to prevent security breaches may disrupt our business, damage our reputation and expose us to litigation and liability. A party who is able to circumvent protective security measures used in these systems could misappropriate sensitive information or cause interruptions or otherwise damage our products, services and reputation as well as the property and privacy of customers. If unintended parties obtain sensitive data and information, or create bugs or viruses or otherwise sabotage the functionality of our products, we may receive negative publicity, incur liability to our customers or lose the confidence of our customers, any of which may cause the termination or modification of contracts. Further, our existing insurance coverage may be insufficient to cover losses and liabilities that may result from such events.

In addition, we may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by the occurrence of any such breaches. However, protective or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective if commenced.

Future government regulation restricting the capture of information electronically stored on identification cards could adversely affect our business.

The Defense ID system is designed to read, verify and capture information from identification cards. Currently, some jurisdictions have restrictions on what can be done with this information. Because issues of personal privacy continue to be a major topic of public policy debate, it is possible that, in the future, these or other jurisdictions may introduce similar or additional restrictions on capturing this information. Therefore, the implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected industry sectors to become impractical and reduce our revenues and potential revenues.

We are subject to risks associated with product failure and technological flaws.

Our products are complex and may contain undetected errors or result in failures when first introduced or when new versions are released. Despite vigorous product testing efforts and testing by current and potential customers, it is possible that errors will be found in a new product or enhancement after commercial shipments have commenced. The occurrence of product defects or errors could result in negative publicity, delays in product introduction, the diversion of resources to remedy defects and loss of or delay in industry acceptance or claims by customers against us and could cause us to incur additional costs, any one of which could adversely affect our business. Because of the risk of undetected error, we may be compelled to accept liability provisions that vary from our preferred contracting model in certain critical transactions. There is a risk that in certain contracts and circumstances we may not be successful in adequately minimizing product and related liabilities or that the protections negotiated will not ultimately be deemed enforceable.

We carry product liability insurance, but existing coverage may not be adequate to cover potential claims. The failure of our products to perform as promised could result in increased costs, lower margins, liquidated damage payment obligations and harm to our reputation.

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We may not be able to keep up with rapid technological change.

The sectors for all of our products are characterized by rapid technological advancements. Significant technological change could render existing technology obsolete. If we are unable to successfully respond to these developments, or do not respond in a cost-effective manner, our business, financial condition and results of operations will be materially adversely affected.

We cannot guarantee that projects currently in research and development stage, including FANs and Littoral Sensor Grids, will result in operational systems or prototypes or that such systems or prototypes, if produced, will be commercially marketable.

Projects in the research and development stage have not yet been proven operational. While we anticipate that we will be able to produce operational systems or prototypes based on our research and development, there is no guarantee that we will be able to do so. Furthermore, even if we are able to produce operational systems or prototypes, there is no guarantee that those systems or prototypes will prove commercially marketable.

Future capital requirements may require incurring debt or dilution of existing stockholders.

Acquisition and development opportunities and other contingencies may arise, which could require us to raise additional capital or incur debt. If we raise additional capital through the sale of equity, including preferred stock, or convertible debt securities, the percentage ownership of our then existing stockholders will be diluted.

Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our stock only if it appreciates in value.

We have never declared or paid any cash dividends on our shares of common stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors the Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of Intellicheck Mobilisa’s credit facilities and other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our stock. There is no guarantee that our stock will appreciate in value.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required under applicable securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus, will be approximately $          million, or approximately $          million if the underwriters exercise in full their option to purchase          additional shares, based upon the public offering price of $          per share and after deducting the underwriting discount and the estimated offering expenses that are payable by us.

We currently intend to use the net proceeds from this offering to further supplement our continued research and development initiatives in connection with expanding and improving our product line, to further our sales and marketing groups, to implement further measures to protect our intellectual property and for general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

MARKET PRICE OF COMMON STOCK

Our common stock is currently traded on NYSE MKT LLC under the symbol “IDN.” The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NYSE MKT LLC:

	High	Low
Fiscal Year 2013:
First Quarter	$7.52	$3.12
Second Quarter	$5.60	$2.40
Third Quarter	$6.56	$2.24
Fourth Quarter	$6.08	$3.60
Fiscal Year 2014:
First Quarter	$13.04	$3.44
Second Quarter	$7.76	$4.64
Third Quarter	$6.00	$3.86
Fourth Quarter	$4.29	$2.95
Fiscal Year 2015:
First Quarter*	$2.78	$2.58

_____________________

* Through January 7, 2015

On January 7, 2015, the last reported sale price of our common stock on the NYSE MKT LLC was $2.66 per share. As of January 7, 2015, we had 54 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. In addition, unless waived, the terms of our loan and security agreement with Silicon Valley Bank limit our ability to pay cash dividends. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014 as follows:

•	on an actual basis; and

•	on a pro forma basis, giving effect to the sale and issuance by us of shares of common stock in this offering, at the public offering price of $ per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of September 30, 2014
	Actual	Pro Forma
	(in thousands, unaudited)

Cash and cash equivalents	$3,067

Working capital	$2,942

Stockholders’ (deficit) equity:
Common stock, $0.01 par value; 40,000 shares authorized; 4,932 shares issued and outstanding actual, number of shares issued and outstanding pro forma	5
Additional paid-in capital	106,265

Accumulated deficit	(87,339)
Total stockholders’ equity	18,931
Total capitalization	$18,931

You should read the preceding table together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” and the financial statements and related notes appearing elsewhere in this prospectus.

The number of shares of our common stock to be outstanding following this offering is based on 4,934,601 shares of our common stock outstanding as of January 7, 2015, and:

•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of common stock to cover over-allotments, if any;
•	excludes 235,478 shares of our common stock issuable upon exercise of outstanding stock options under our equity incentive plans at a weighted average exercise price of $5.95 per share, with 76,291 shares remaining available for future grant under such plans; and
•	excludes 48,625 shares of our common stock issuable upon exercise of warrants with an exercise price of $4.48 per share, and 16,356 shares of our common stock issuable upon exercise of warrants with an exercise price of $8.00 per share.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering.

The net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of September 30, 2014 was $2.65 million, or $0.54 per share. After giving effect to the sale of shares of common stock by us at the public offering price of $       per share less the estimated offering expenses payable by us and underwriters’ discounts, our pro forma net tangible book value at September 30, 2014 would have been approximately $          , or $           per share. This would represent an immediate increase in the net tangible book value of $           per share to existing stockholders and an immediate dilution of $          per share to investors in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share			$
Historical net tangible book value per share as of September 30, 2014		$0.54
Increase in historical net tangible book value per share attributable to investors in this offering	$
Pro forma net tangible book value per share after giving effect to this offering			$
Dilution per share to investors in this offering			$

The above discussion and table is based on 4,932,057 shares of our common stock outstanding as of September 30, 2014, and:

•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of common stock to cover over-allotments, if any;
•	excludes 235,478 shares of our common stock issuable upon exercise of outstanding stock options under our equity incentive plans at a weighted average exercise price of $5.95 per share, with 76,291 shares remaining available for future grant under such plans; and
•	excludes 48,625 shares of our common stock issuable upon exercise of warrants with an exercise price of $4.48 per share, and 16,356 shares of our common stock issuable upon exercise of warrants with an exercise price of $8.00 per share.

If the underwriters exercise their option to purchase additional shares in full, pro forma net tangible book value as of September 30, 2014 will increase to $          million, or $          per share, representing an increase to existing stockholders of $          per share, and there will be an immediate dilution of $          per share to new investors.

To the extent that outstanding options and warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

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SELECTED FINANCIAL DATA

You should read the following selected historical consolidated financial data below together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, related notes and other financial information included elsewhere in this prospectus. The selected financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.

The following selected statements of operations data for the years ended December 31, 2013 and 2012 and the balance sheet data as of December 31, 2013 and 2012 are derived from our audited financial statements appearing elsewhere in this prospectus. The selected statements of operations data for the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 and 2013 have been derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the December 31, 2013 audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the information set forth herein. The financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”), but omit certain information and footnote disclosures necessary to present the financial statements in accordance with generally accepted accounting principles (“GAAP”). These interim financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included elsewhere in this prospectus.  The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of results to be expected for the entire year.

You should read this data together with our audited financial statements and related notes appearing elsewhere in this prospectus and the information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2014 or any other interim periods or any future year or period.

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	Years Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
	(In thousands, except per share data) (1)
Selected Operations Data:
Revenue	$8,803	$7,298	$5,932	$5,507
Loss from operations	(2,261)	(2,424)	(1,824)	(1,684)
Net loss	(2,260)	(2,424)	(1,824)	(1,683)
Net loss per common share
Basic	(0.65)	(0.70)	(0.53)	(0.35)
Diluted	(0.65)	(0.70)	(0.53)	(0.35)
Common shares used in computing per share amounts
Basic	3,465	3,487	3,471	4,757
Diluted	3,465	3,487	3,471	4,757

	As of December 31,		As at September 30,
	2012	2013	2013	2014
			(unaudited)
	(In thousands)
Selected balance sheet data:
Cash and cash equivalents	$1,686	$224	$643	$3,067
Working capital	744	(720)	(395)	2,942
Total assets	20,461	17,902	19,114	22,597
Total liabilities	2,782	2,546	3,161	3,667
Stockholders’ equity	17,679	15,356	15,953	18,931

(1)	Share data reflects the one for eight reverse split effected August 12, 2014.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations constitutes management’s review of the factors that affected our financial and operating performance for the nine month periods ended September 30, 2014 and 2013 and for the fiscal years ending December 31, 2013 and December 31, 2012, and should be read together with our “Selected Financial Data” and our financial statements, related notes, and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those described in, or implied by, the forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed above in the section entitled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a leading technology company engaged in developing and marketing wireless technology and identity systems for various applications including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Defense ID and Fugitive Finder systems, advanced ID card access control products currently protecting military and federal locations, and ID-Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from U.S. and Canadian jurisdictions designed to improve the Customer Experience for the financial, hospitality and retail sectors. Wireless products include enterprise wireless system installation in rural areas of the country.

Critical Accounting Policies and the Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. Significant estimates and assumptions that affect amounts reported in the financial statements include impairment of goodwill, valuation of intangible assets, deferred tax valuation allowances, allowance for doubtful accounts and the fair value of stock options granted under the Company’s stock-based compensation plans. Due to the inherent uncertainties involved in making estimates, actual results reported in future periods may be different from those estimates.

We believe that there are several accounting policies that are critical to understanding our historical and future performance, as these policies affect the reported amounts of revenue and the more significant areas involving management's judgments and estimates. These significant accounting policies relate to revenue recognition, goodwill, stock-based compensation, deferred taxes and commitments and contingencies. These policies and our procedures related to these policies are described in detail below.

Goodwill

The excess of the purchase consideration over the fair value of the assets of acquired businesses is considered goodwill. Under authoritative guidance, purchased goodwill is not amortized, but rather it is periodically reviewed for impairment. The Company had goodwill of $12,308,661 at September 30, 2014. This goodwill resulted from the acquisition of Mobilisa, Inc. and Positive Access Corporation.

For the year ended December 31, 2013, the Company performed its annual impairment test of goodwill and concluded that no impairment charge was required. Under authoritative guidance, the Company can use industry and Company specific qualitative factors to determine whether it is more likely than not that impairment exists, before using a two-step quantitative analysis. Events or changes in circumstances which could trigger an impairment review include macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, other entity specific events and sustained decrease in share price.

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For the year ended December 31, 2013, after a review of these qualitative factors, the Company determined that it was necessary to perform a two-step quantitative analysis. The first step is to compare the fair value of the Company’s reporting unit, including goodwill to its carrying value. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired otherwise, there is an indication that goodwill may be impaired and the amount of loss, if any is measured by performing step two. Under step two, the impairment loss, if any, is measured by comparing the implied fair value of the reporting unit goodwill with the carrying amount of goodwill.

The Company engaged an outside consulting firm to perform this analysis. This firm appraised the fair value of the Company’s reporting unit in excess of its carrying value as of the reporting date, so no second step was necessary. The firm used the income approach, on a debt-free basis, to perform its analysis, because of the uniqueness of the Company and unrepresentative nature of the Company’s historical performance.

Based on the outside consultant’s report and the Company’s review of its market capitalization and movement in stock price, Management determined that no impairment of goodwill existed as of December 31, 2013.

The Company determined that no events occurred or circumstances changed during the nine months ended September 30, 2014 that would more likely than not reduce the fair value of the Company below its carrying amounts. The Company will, however, continue to monitor its stock price and operations for any potential indicators of impairment. The Company will conduct its 2014 annual test for goodwill impairment in the fourth quarter.

Intangible Assets

Acquired intangible assets include trade names, patents, developed technology and backlog described more fully the notes to our financial statements. We use the straight line method to amortize these assets over their estimated useful lives and we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable in accordance with ASC Topic 360. To determine recoverability of our long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. No impairments were recognized during the years ended December 31, 2013 and 2012.

Revenue Recognition and Deferred Revenue

Revenue is generally recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectability is probable, and there is no future Company involvement or commitment. The Company sells its commercial products directly through its sales force and through distributors. Revenue from directsales of products is recognized when shipped to the customer and title has passed.

Under the provisions of ASC Topic 605-25, “Revenue Arrangements with Multiple Deliverables,” for multi-element arrangements that include tangible products containing software essential to the tangible product’s functionality and undelivered software elements relating to the tangible product’s essential software, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price and (iii) best estimate of the selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis.

The Company also recognizes revenues from licensing of its patented software to customers. The licensed software requires continuing service or post contractual customer support and performance; accordingly, a portion of the revenue is deferred based on its fair value and recognized ratably over the period in which the future service, support and performance are provided, which is generally one to three years. Royalties from the licensing of the Company’s technology are recognized as revenues in the period they are earned.

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Revenue from research and development contracts are generally with government agencies under long-term cost-plus fixed-fee contracts, where revenue is based on time and material costs incurred. Revenue from these arrangements is recognized as time is spent on the contract and materials are purchased. Research and development costs are expensed as incurred.

The Company also performs consulting work for other companies. These services are billed based on time and materials. Revenue from these arrangements is also recognized as time is spent on the contract and materials are purchased.

Subscriptions to database information can be purchased for month-to-month, one, two, and three year periods. Revenue from subscriptions are deferred and recognized over the contractual period, which is typically three years.

The Company offers enhanced extended warranties for its sales of hardware and software at a set price. The revenue from these sales are deferred and recognized on a straight-line basis over the contractual period, which is typically one to four years.

Stock-Based Compensation

The Company accounts for the issuance of equity awards to employees in accordance with ASC Topic 718 and 505, which requires that the cost resulting from all share based payment transactions be recognized in the financial statements. This pronouncement establishes fair value as the measurement objective in accounting for share based payment arrangements and requires all companies to apply a fair value based measurement method in accounting for all share based payment transactions with employees.

Deferred Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carry forwards. Deferred tax assets and liabilities are measured using expected tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. We have recorded a full valuation allowance for our net deferred tax assets as of September 30, 2014, due to the uncertainty of the our ability to realize those assets.

Commitments and Contingencies

We are not currently involved in any legal proceedings that we believe would have a material adverse effect on our financial position, results of operations or cash flows.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result.

Results of Operations (All figures have been rounded to the nearest $1,000)

Comparison of the three months ended September 30, 2014 to the three months ended September 30, 2013

Revenues for quarter ended September 30, 2014 increased 25% to $3,218,000 compared to $2,579,000 for the previous year.

	Three months ended September 30,
	2014	2013	% Change
Identity Systems	$2,477,000	$1,641,000	51%
Wireless/R&D	741,000	938,000	(21)%
	$3,218,000	$2,579,000	25%

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The increase in Identity Systems revenues in the third quarter of 2014 is the result of increased license sales and higher subscriptions for Identity Systems. The decrease in Wireless revenue in the third quarter of 2014 is attributable to the fact that there were less wireless installation projects in progress in 2014. Total booked orders increased 100% to $3.08 million in the third quarter of 2014 compared to $1.54 million in the third quarter of 2013. As of September 30, 2014, our backlog, which represents non-cancelable sales orders for products not yet shipped and services to be performed, increased 73% to approximately $710,000 compared to $411,000 at September 30, 2013. Our backlog at December 31, 2013, was approximately $381,000.

Our gross profit as a percentage of revenues was 62.6% for the three months ended September 30, 2014 compared to 69.1% for the three months ended September 30, 2013. The decrease in the percentage is primarily due to a product mix.

Operating expenses, which consist of selling, general and administrative and research and development expenses, decreased $78,000 or 4.4% to $1,688,000 for the three months ended September 30, 2014 compared to $1,766,000 for the three months ended September 30, 2013. Selling expenses for the quarter increased by $141,000 resulting primarily from an increase in sales compensation on increased sales and sales salaries. General and administrative expenses decreased by $199,000 primarily due to a decrease in legal and professional fees. Research and development expenses decreased by $20,000 due to a decrease in subscriptions and dues expense.

Interest income and expense was insignificant in both periods presented.

No provision for income tax has been made for the three months ended September 30, 2014 due to the NOL carry forward.

As a result of the factors noted above, the Company generated net income of $328,000 for the three months ended September 30, 2014 as compared to a net income of $16,000 for the three months ended September 30, 2013, or an increase of 1,950%.

Comparison of the nine months ended September 30, 2014 to the nine months ended September 30, 2013

Revenues decreased by 7.16%, to $5,507,000 for the nine months ended September 30, 2014 from $5,932,000 for the nine months ended September 30, 2013.

	Nine months ended September 30,
	2014	2013	% Change
Identity Systems	$4,576,000	$4,326,000	6%
Wireless/R&D	931,000	1,606,000	(42)%
	$5,507,000	$5,932,000	(7)%

The increase in Identity Systems revenues in 2014, was due to an increase in all segments of Defense ID, TWIC and Secure ID, was offset by a decrease in Wireless revenues for a net decrease for the nine months ended September 30, 2014. Fewer Wireless projects were completed during the nine month period ended September 30, 2014.

Our gross profit as a percentage of revenues was 63.5% for the nine months ended September 30, 2014 compared to 61.3% for the nine months ended September 30, 2013. The increase in the percentage is primarily a result of less Wireless revenue which produce lower margins than Identity Systems.

Operating expenses, which consist of selling, general and administrative and research and development expenses, decreased $282,000 or 5.2% to $5,177,000 for the nine months ended September 30, 2014 from $5,460,000 for the nine months ended September 30, 2013. Selling expenses increased by $312,000 resulting primarily from an increase in sales salaries and related travel expenses. General and administrative expenses decreased by $330,000 primarily due to a decrease in travel and legal fees and other professional fees. The research and development costs decreased by $265,000 due to a decrease in salary and wage expense, overhead costs and dues and subscriptions.

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Interest income and expense was insignificant in both periods presented.

No provision for income tax has been made for the nine months ended September 30, 2014, due to the NOL carry forward.

As a result of the factors noted above, the Company generated net loss of $1,683,000 for the nine months ended September 30, 2014 as compared to a net loss of $1,824,000 for the nine months ended September 30, 2013.

Comparison of the year ended December 31, 2013 to the year ended December 31, 2012

Revenues for the year ended December 31, 2013 decreased 17% to $7,299,000 compared to $8,803,000 for the previous year.

	Year ended December 31
	2013	2012	% Change
Identity Systems	$5,665,000	$7,544,000	(25)%
Wireless/R&D	1,634,000	1,259,000	30%
	$7,299,000	$8,803,000	(17)%

The decrease in the Identity Systems revenues in 2013 was a result of $1.0 million lower commercial identity sales, $422K lower Defense ID sales, and $335K less in subscription and warranty revenue. The increase in Wireless revenues in 2013 was because the Company completed $1.3 million in wireless installations in rural Washington state, offset by $933K less in wireless R&D revenue caused by the end of this project with the Navy. Total booked orders were $5.9 million in 2013 compared to $7.0 million in 2012.

Gross profit decreased by $1,276,000 or 22% to $4,526,000 for the year ended December 31, 2013 from $5,801,000 in the year ended December 31, 2012. Our gross profit, as a percentage of revenues, was 62% and 66% in 2013 and 2012, respectively. The decrease in gross profit was driven by low-margin work installing wireless networks in rural areas on Washington State, which was not done in prior years. The lower margins on this work was due to the high amount of equipment expense.

Operating expenses, which consist of selling, general and administrative and research and development expenses decreased by $1,112,000 or 14% to $6,950,000 for the year ended December 31, 2013 from $8,062,000 for the year ended December 31, 2012. Consolidated selling expenses decreased 32% to $1,096,000 for the year ended December 31, 2013 from $1,614,000 for the year ended December 31, 2012, principally as a result of a decrease in total salaries and commissions paid for sales and sales support employees. The Company also spent less on trade shows in 2013. General and administrative expenses decreased 10% to $3,797,000 for the year ended December 31, 2013 from $4,209,000 for the year ended December 31, 2012, principally as a result of a decrease in total salaries paid and multiple directors of the board waiving some of their fees. Research and development expenses decreased 8% to $2,057,000 for the year ended December 31, 2013 from $2,239,000 for the year ended December 31, 2012, principally as a result of lower fees paid for consulting, bonuses and professional dues.

Interest income and expense was insignificant in both periods presented.

We have incurred net losses to date; therefore, we have paid nominal income taxes.

As a result of the factors noted above, we incurred a net loss of $2,424,000 for the year ended December 31, 2013 as compared to a net loss of $2,261,000 for the year ended December 31, 2012.

Liquidity and Capital Resources (All figures have been rounded to the nearest $1,000)

As of September 30, 2014, the Company had cash and cash equivalents of $3,067,000, working capital (defined as current assets minus current liabilities) of $2,942,000, total assets of $22,597,000 and stockholders’ equity of $18,931,000.

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During the nine months ended September 30, 2014, the Company used net cash from operating activities of $2,309,000 compared to using net cash from operating activities of $1,040,000 in the nine months ended September 30, 2013. Cash used by investing activities was $96,000 for the nine months ended September 30, 2014 compared to $73,000 for the nine months ended September 30, 2013. Cash provided by financing activities was $5,247,000 during the period ended September 30, 2014 compared to $70,000 in the same period last year.

As of September 30, 2014, the Company had $0 in accrued expenses related to board fees for the first three quarters of 2014. On September 30, 2014, the CEO and a Senior Vice President (collectively, the “Executives”), who were also board members, retired from the Company and simultaneously resigned from the board of directors. In connection with the separation, the Company entered into a separation and consulting agreement with each of the Executives. Included as part of the arrangement, the Company committed to payments totaling $587,500 to be made over a period of 15 months. In exchange for the consideration, the Executives agreed not to compete with the Company or solicit any employee, contractor, or consultant of the Company to terminate employment or contractual relationship with the Company, as well as refrain from other activities, as defined in the agreement. There is a renewal option contained in each agreement, which must be mutually agreed to, for an additional nine-month period commencing on January 1, 2015 in exchange for aggregate monthly payments of $27,500. At September 30, 2014, the Company has recorded the future payments of the agreement as a liability and as a non-compete intangible asset totaling $587,500. The costs of the non-compete will be amortized over the term of the agreement (15 months). There was no amortization expense recognized for the three or nine months ended September 30, 2014. The Company made a lump sum payment of $87,500 on October 1, 2014 will make a payment of $60,000 on January 15, 2015, and is making 15 monthly payments of $27,500 beginning on November 1, 2014 as a result of entering into the agreements with the Executives.

The Company entered into a revolving credit facility with Silicon Valley Bank. On October 15, 2014, this facility was renewed for an additional year. The maximum borrowing under the facility is $2 million. Borrowings under the facility are subject to certain limitations based on a percentage of accounts receivable, as defined in the agreement, and are secured by all of the Company’s assets. The facility bears interest at a rate of U.S. prime (3.25% at September 30, 2014) plus 1.25% - 1.75%, depending on the Company’s cash plus availability. Interest is payable monthly and the principal is due upon maturity on October 15, 2015. At September 30, 2014, there were no amounts outstanding and unused availability under the facility was approximately $658,000.

On January 14, 2014, the Company completed a public offering of 1,118,375 shares of common stock at a price to the public of $3.60 per share. The number of shares the Company sold includes the underwriters’ full exercise of their over-allotment option of 145,875 shares. Net proceeds to the Company from the offering, before expenses, were approximately $3,644,000. The underwriter received a warrant to purchase 48,625 shares of common stock, at the price of $4.48 (125% of the price of the shares sold in the offering), which will be exercisable one year after the date of the offering and will expire on the fifth anniversary of that offering.

On April 10, 2014, the Company completed a public offering of 327,125 shares of common stock at a price to the public of $6.40 per share. Net proceeds to the Company from the offering, before expenses, were approximately $2,094,000. The underwriter received a warrant to purchase 16,356 shares of common stock, at a price of $8.00 per share (125% of the price of the shares sold in the offering), which will be exercisable one year after the date of the offering and will expire on the fifth anniversary of that offering.

We keep the option open to raise additional funds to respond to business contingencies that may include the need to fund more rapid expansion, fund additional marketing expenditures, develop new markets for our technology, enhance our operating infrastructure, respond to competitive pressures, or acquire complementary businesses or necessary technologies. There can be no assurance that the Company will be able to secure the additional funds when needed or obtain such on terms satisfactory to the Company, if at all.

We are not currently involved in any legal or regulatory proceeding, or arbitration, the outcome of which is expected to have a material adverse effect on our business.

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Contractual Obligations and Commitments

The following summarizes our contractual obligations as of September 30, 2014, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (in thousands).

Contractual obligations:	Total		Less than 1 Year		1-3 Years		3-5 Years		After 5 Years
Convertible promissory note payable	$		$		$		$		$
Interest due on convertible promissory note payable	$		$		$		$		$
Non-cancelable operating lease obligations		$1,348,650		$390,417		$793,580		$164,654	$
Total contractual cash obligations		$1,348,650		$390,417		$793,580		$164,654	$

Net Operating Loss Carry Forwards

As of September 30, 2014, the Company had net operating loss carryforwards (“NOL’s”) for federal and New York state income tax purposes of approximately $41 million. There can be no assurance that the Company will realize any benefit of the NOL’s. The federal and New York state NOL’s are available to offset future taxable income and expire from 2018 to 2030, if not utilized. The Company has not yet completed its review to determine whether or not these NOL’s will be limited under Section 382 of the Internal Revenue Code due to the ownership change from the acquisition of Mobilisa, Inc.

Adjusted EBITDA

The Company uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, impairments of long-lived assets and goodwill, depreciation, amortization and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing Intellicheck Mobilisa financial results with other companies that also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies. In addition, Adjusted EBITDA is one of the primary measures management uses to monitor and evaluate financial and operating results.

Intellicheck Mobilisa considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense, impairments of long lived assets and goodwill, stock based compensation expense, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. The Company believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net loss and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net loss presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities.

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A reconciliation of GAAP net income (loss) to Adjusted EBITDA follows:

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net (loss) income	$327,743	$15,796	$(1,683,008)	$(1,823,807)
Reconciling items:
Interest - net	(7)	(73)	(583)	(88)
Depreciation and amortization	111,177	265,943	454,971	802,402
Stock-based compensation costs	5,685	5,299	10,266	27,958
Adjusted EBITDA	$444,598	$286,965	$(1,218,354)	$(993,535)

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. Other than our guarantee on the mortgage of the property we lease from a related party, we have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Quantitative and Qualitative Market Risk Disclosure

Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company maintains cash between three financial institutions. The marketable securities and short term investments are invested in money market funds and bank certificates of deposit. The Company performs periodic evaluations of the relative credit standing of these institutions.

Reverse Stock Split

Effective on August 12, 2014 and commencing with the opening of trading on August 13, 2014, the Company effected a reverse stock split of the issued and outstanding common stock, $0.001 par value per share, at a ratio of one-for-eight, with each eight (8) issued and outstanding shares of the common stock automatically combined and converted into one (1) issued and outstanding share of the common stock. The reverse stock split was approved by stockholders holding a majority of the outstanding voting power at a special meeting of stockholders held on August 12, 2014. All information in the consolidated financial statements and the notes thereto regarding share amounts of the common stock and prices per share of the common stock has been adjusted to reflect the application of the reverse stock split on a retroactive basis.

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BUSINESS

Overview

We were originally incorporated in the state of New York in 1994 as Intelli-Check, Inc. In August 1999, we reincorporated in Delaware. On March 14, 2008, our corporation was renamed Intelli-Check - Mobilisa, Inc. after the consummation of the merger with Mobilisa, Inc. (“Mobilisa”). At the closing of the merger, our headquarters were moved to Port Townsend, Washington. On October 27, 2009, we made a further change in our name to Intellicheck Mobilisa, Inc. On August 31, 2009, the Company acquired 100% of the common stock of Positive Access Corporation (“Positive Access”), a developer of driver license reading technology. The acquisition of Positive Access expanded the Company’s technology portfolio and related product offerings and allowed the Company to reach a larger number of customers through Positive Access’s extensive distribution network.

We plan to expand our business in the near term by pursuing a research and development strategy designed to move our technologies into new product markets that are expected to benefit from enhanced safety, regulatory compliance and fraud prevention. For example, we anticipate extending our technologies into the healthcare and first responder spaces and to online applications to provide enhanced safety, regulatory compliance and fraud prevention for the billions of transactions that occur there each day.

As a complement to these new offerings, we are also developing a data analytics platform to analyze the data we capture and to provide meaningful data, trend and predictive analysis to a variety of customers in the commercial and government spaces.

We plan to leverage our IP in the new markets we are targeting to strengthen our competitive position.

Our primary businesses include Identity Systems products, which include commercial applications of identity card reading and verification and government sales of defense security and identity card applications, and the development of wireless security applications.

Our technologies address problems such as:

•	Commercial Fraud and Risk Management – which may lead to economic losses to merchants from check cashing, debit and credit card, as well as other types of fraud such as identity theft that principally use fraudulent identification cards as proof of identity;

•	Instant Credit Card Approval – retail stores use our technology to scan a Driver’s License at a kiosk or at the Point Of Sale (POS) and send the information to a credit card underwriter to get instant approval for a loyalty-branded credit card. This technique protects consumer data and is significantly more likely to result in a completed transaction compared to in-store personnel asking customers to fill out a paper form;

•	Unauthorized Access – our systems and software are designed to increase security and deter terrorism at airports, shipping ports, rail and bus terminals, military installations, high profile buildings and infrastructure where security is a concern;

•	Inefficiencies Associated With Manual Data Entry – by reading encoded data contained in the bar code and magnetic stripe of an identification card with a quick swipe or scan of the card, where permitted by law, customers are capable of accurately and instantaneously inputting information into forms, applications and the like without the errors associated with manual data entry;

•	Marine Environment Communications – our Wireless Over Water® technology allows for instant communication between multiple points, both on land and at sea, across wide, over-water expanses and optimizes performance by taking into account sea state and Fresnel zones (Fresnel zones result from obstructions in the path of radio waves and impact the signal strength of radio transmissions); and

•	Wireless Network Design and Hazard Assessment – our AIRchitect® tool designs optimum wireless networks based on user parameters and location architecture, and our Radiation Hazard (RADHAZ) tool identifies and assesses radio frequency (RF) exposure.

Identity Card Reading and Verification Sector

Background on Identification Documentation

Driver license

The driver license is the most widely used form of government issued photo identification in North America. The Real ID Act, which became federal law in May 2005, recognizes that the driver license is also a quasi-identification card. In addition to its primary function, the driver license is used to verify identity for social services, firearm sales, check cashing, credit card use and other applications. Our technology can read the data on all currently encoded driver licenses (even those that do not comply with the AAMVA/ANSI/ISO standards). Currently, the fifty states, the District of Columbia, and ten Canadian Provinces encode their licenses. We believe that the number of readable licenses will continue to grow as the jurisdictions currently not encoding begin issuing encoded documents, and the remaining Canadian jurisdictions begin to issue encoded documents to meet the mandates put forth in the Real ID Act.

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Non-driver identification card

Since many people do not have a driver license, numerous jurisdictions offer other identification cards that may contain encoded information. These non-driver identification cards, as well as military IDs, are fundamentally identical to driver licenses. Because driver licenses are the most widely used form of legally acceptable government documentation, we refer to all these types of legally acceptable governmental identification documents as “driver licenses.” Our ID√Check®software is equally capable of performing its function with these other types of government identification.

Current Challenges Associated with Verifying Identification Documents

The high-tech revolution has created a major problem for those who rely on identification documents. In an age where scanners, computers and color printers are commonplace, fake IDs of the highest quality are easily obtainable from a number of locations including college campuses and from multiple sites on the Internet. These fakes appear so real, even law enforcement agencies have encountered difficulty distinguishing them from legally issued documents. Additionally, these high-tech devices have the ability to easily alter properly issued ID. Therefore, anyone can gain access to a false identity that gives them the ability, in a commercial transaction, to present fake and stolen credit cards or checks that are supported by false identification. Additionally, starting with only a fraudulent driver license, an individual may be able to create multiple identities, commit fraud, evade law enforcement and engage in other criminal activities, such as:

•	committing identity theft;
•	purchasing age restricted products such as alcohol and tobacco while under age;
•	improperly boarding airplanes;
•	engaging in medical fraud;
•	committing credit card, debit card and check cashing fraud;
•	obtaining welfare or other government benefits;
•	committing pharmacy fraud, including obtaining false narcotic prescriptions;
•	committing refund fraud;
•	gaining entrance to high profile buildings and sensitive infrastructures; and
•	illegally purchasing firearms.

Given the ease with which identification can be falsified, simply looking at a driver license may not be sufficient to verify age or identity and determine whether or not it is fraudulent. Since merchants are facing significant economic losses due to these frauds, we believe that a document verification system which can accurately read the electronically stored information is needed. We possess patented technology that provides an analysis of the data contained on the encoded formats of these identification documents by reading and analyzing the encoded format on the magnetic stripe or bar code on the driver license and comparing it against known standards. We believe that we are the only company able to do this for all U.S. jurisdictions and that no other company could provide a similar service without infringing on our patents.

Our Products and Services

Our Products and Services can be categorized into two main areas, Identity Systems and Wireless Security. Our Identity Systems are marketed to the Commercial and Government identification sectors. In addition to the products and services listed below, we provide design, engineering and integration services for commercial Wireless communications systems.

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Commercial Identification

ID√Check® Family — Solutions and Benefits

Our patented ID√Check technology is our advanced document verification software. ID√Check is contained in our software products, and is capable of reading and verifying in one swipe or scan the encoded format contained on U.S. and Canadian driver licenses, state issued non-driver identification cards, and military IDs. Our technology has the ability to verify the encoded formats on all currently encoded documents, even those that do not comply with the standards of the American Association of Motor Vehicle Administrators (“AAMVA”), the American National Standards Institute (“ANSI”) and the International Standards Organization (“ISO”).

We believe that ID√Check and our family of software solutions contain the most advanced, reliable and effective technology, providing users with an easy, reliable, and cost-effective method of document and age verification. We have received encoding formats from all of the issuing jurisdictions in North America. This information, combined with our patented technology, enables all of our ID√Check software products to read, decode, process and verify the encoded formats on driver licenses. As jurisdictions change their documents and guidelines, we believe our software can be adapted to these changes.

ID√Check software does not require a connection to a central database to operate, thus negating privacy concerns. Many of our products have the ability to operate add-on peripherals such as printers, fingerprint readers and other devices. The ID√Check process is quick, simple and easy to use. After matching the driver license photograph to the person presenting the document for identification, the user simply swipes the driver license through the data capture device. The software quickly determines if:

•	the format of the document is valid;
•	the document has been altered or is fake, by displaying the parsed, encoded data for comparison with the printed information;
•	the document has expired; and
•	being used for age verification, the encoded data contains a date of birth equal to or greater than the legal age to purchase age restricted products, such as alcohol and tobacco.

Then, the ID√Check®software applications can:

•	respond to the user by displaying the format verification result and the parsed information;
•	save information that is permissible by law to memory; and
•	print a record of the transaction including the verification results, if a printer is part of the hardware configuration.

ID√Check®SDK

Our software product, ID√Check SDK, is designed for software developers that wish to incorporate our ID√Check technology into their applications. It contains our proprietary technology, as well as a device controller, which is also capable of reading the smart chip contained in the military CAC. We currently have multiple license agreements with third parties for integration and sub-licensing of our software applications into their core applications. The SDK is available for multiple platforms such as Microsoft Windows, Windows Mobile, AIX, and certain versions of Linux. It can easily be ported to other platforms as the need arises.

ID√Check®POS

ID√Check POS is a software application that runs on multiple VeriFone devices, such as the Omni 37xx series. Our software uses both the onboard magnetic stripe reader and an optional external 2-D bar code reader that plugs into an open port on the back of the unit. The terminal has an integrated, high-speed thermal printer. The VeriFone devices are multi-application terminals that allow the ID√Check software to run side by side with credit card processing software as well as other value added software applications certified by VeriFone. We have been designated as a VeriFone value added partner.

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ID√Check® BHO

This software product, formerly called the Web Form Filler product, is a Browser Helper Object (“BHO”) for Internet Explorer. The BHO allows our customers to seamlessly integrate our core ID√Check technology into their web based applications. The BHO can be programmed through a series of drop down menus to populate driver license data in the fields of specific web pages based on web page URLs and web page field names. The technology also provides the ability to check the encoded formats of ID documents.

ScanInnTM

ScanInn is a software application that speeds up check-in and ID verification at hotels and motels. This product builds on the BHO and ID√Check PC to enhance user productivity by automating data entry thus improving accuracy. ScanInn allows the check-in at a hotel to occur in seconds and is incorporated into legacy Property Management Systems.

AssureScanTM

AssureScan is an application that assists pharmacies with ID verification and tracking drug related purchases. This product focuses on capturing data from drivers’ licenses and tracking the sale of controlled medicines such as pseudoephedrine. Many states are now monitoring the sale of controlled medicines and this product tracks those sales.

ID√Check® PC

ID√Check PC is a standalone software solution that is designed to provide the features of ID√Check for Windows based platforms. It may be used only where permitted by law, since certain jurisdictions restrict using this information without customer consent. It allows the user to instantly view data from driver licenses as well as from the smart chip contained in the military common access card (CAC), for further verification and then archives it into a personal computer. It contains features such as recurring entry and age verification.

ID√Check®Mobile

ID√Check Mobile is the designation for multiple hand held devices that we offer our customers. The form-factor is a small, lightweight mobile computer with a durable housing design that has 2-D bar code, magnetic stripe and/or Smart card reading capabilities. By allowing the user to move between locations, ID√Check Mobile products provide the ability to check the encoded format of ID documents at multiple entry points. It additionally has the capability of providing a yes/no response when used for age verification purposes.

  Data Collection Devices

Our software products are designed for use with multiple data collection devices, which are commercially available in various compact forms and may contain either one or both of two-dimensional bar code and magnetic stripe readers. These devices enable our software applications to be used on a variety of commercially available data processing devices, including credit card terminals, PDAs, tablets, laptops, desktops and point-of-sale terminals. Many of these devices contain an electronic serial number (ESN) to prevent unauthorized use of our software.

Instant Credit Application Kiosk Software Applications

These are custom software applications that Intellicheck Mobilisa has developed for a variety of major financial service companies and retail stores. The software installed on multiple kiosk devices provides the customers of the major financial service companies and retail stores with the ability to perform in-store instant credit approval on these devices. The hardware platforms, on which the software applications run, range from stationary devices to handhelds to tablet PCs. The process involves the swiping or scanning of the driver license to verify the encoded format and after verification, the information parsed from the encoded data is populated into the proper fields on the application displayed on the kiosk. The applicant then completes the application by entering the remaining required information that is not encoded on the driver license, such as social security and telephone numbers. The software application then sends the data to the financial service company’s backend “decisioning” tool for credit approval. If approved, the applicant is granted instant credit which can then be used to make purchases.

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Upgrade Capability

All of the ID√Check products may be updated as states and provinces adjust or modify the format of their electronically stored information. We distribute jurisdictional updates in a variety of ways depending on the product in use. Our technology can be upgraded by the installation of a file sent on an SD card, CD and/or e-mail to the customer. One of our products can be upgraded by modem using a dial-up phone connection. Jurisdictional Updates are included in the purchase price of Intellicheck Mobilisa products for the first year after purchase. We sell upgrade packages for the period commencing after the first year of purchase. We have also developed an automated remote update system that customers can use to automatically download and install updates. This product is currently being used in instant credit kiosk applications.

Government Identification

Defense ID® System

Our Defense ID System offers law enforcement personnel and military security officers additional information for protecting their facilities. The Defense ID System uses rugged, handheld, mobile devices and desktop visitor/vendor approval workstations to read barcodes, magnetic stripes, RFID (radio frequency identification) and OCR (optical character recognition) codes printed on current forms of identification cards. By scanning and comparing the information contained on the ID card to over 100 databases, Defense ID can immediately determine if the card has been reported lost or stolen, the individual’s identity information matches watch lists or law enforcement databases, or if they are on an authorized roster of previously-cleared personnel. In 2008, our Defense ID System received a U.S. Navy-wide certification and accreditation referred to as an Authority to Operate (“ATO”), and in 2009, our Defense ID System received U.S. Army-wide, U.S. Marine Corps-wide and U.S. Air Force-wide ATOs. We believe these ATOs will facilitate further deployment of the Defense ID System at military bases and facilities.

Fugitive Finder™

Our Fugitive Finder product builds on our patented ID reading technology. Fugitive Finder quickly scans various forms of IDs, such as driver’s licenses, military IDs or passports, and instantly compares the data to law enforcement databases. Comparing it to our Defense ID product, it has several enhancements and a key distinction is that some of the accessible data is so sensitive; in order to use Fugitive Finder you need to be a member of Law Enforcement (e.g. a police officer or federal agent). The enhancements and changes include:

•	FiPS 201 certification, which is a federal ID certification standard,
•	ability to search NCIC, which is a law enforcement only FBI managed gold standard database,
•	capability of biometrics validation to the card when applicable,
•	adding a Military Credentials Live Check
•	long-term vetted vendor cards.
•	TWIC reading capability

For police officers, when they pull over a vehicle, a dangerous period of interaction is when they take the driver’s ID and walk back to their cruiser to run a background check. It gives the driver in question and passengers time to reach for weapons, knowing the officer will be coming back to make an arrest. If instead the officers were able to do that check wirelessly after securing the vehicle, never having to turn return to their cruiser, their exposure would be drastically reduced.

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TWIC Reader (IM 2700)

One of the first readers on the Department of Homeland Security’s Initial Capabilities List of devices, the IM2700 verifies the Character Unique Identifier, Certificates of Authenticity, Biometrics and Personal Identify Number on the Transportation Worker Identification Credential (“TWIC”). The TWIC reader can also be incorporated into all aspects of the Defense ID System. The Department of Homeland Security (“DHS”) regulations required that all workers at ports must have a card by April 15, 2009.

Visitor Center (IM 3000)

The Visitor Center is a component of our Defense ID or Fugitive Finder systems and makes it faster and easier to process visitors and vendors. Using the visitor center system it pre-populates fields by scanning the government-issued ID, performs a real time background check utilizing over 100 databases to verify the individual is not on a wanted list and also if the individual has been pre-approved to access the facility or building. The Visitor Center can then take photos and prints a visit pass or new local ID card, all in a matter of seconds.

Upgrade Capability

Like our ID√Check products, our Defense ID products are constantly updated to stay current with identification formats and new forms of ID. In addition, we continuously update the databases related to lost or stolen cards, watch lists and law enforcement database updates, and authorized rosters of cleared personnel. Our Defense ID Systems are maintained via annual subscriptions that are purchased by our customers.

Wireless Security Products and Services

Wireless Over Water® Technology (“WOW™”)

WOW technology was first developed to allow passengers of moving vessels, for example passenger ferries, high rates of data transfer through wireless 802.11 networking. WOW technology allows users to access the Internet while in motion on water. WOW was used to develop the Floating Area Network technology.

Floating Area Network® (“FAN™”)

FAN technology was developed for the US Navy. FAN utilizes WOW technology to create a mesh type network for Navy Vessels underway and provides an alternative and less expensive communications methodology for the US Navy. Vessels may dynamically join and depart the network while underway at sea.

Aegeus Wireless Security Buoy and Littoral Sensor Grid (“LSG”)

LSG is the next evolution of WOW and FAN. Using the technology developed for WOW and FAN, we incorporated the use of buoys to provide both security and environmental monitoring. Varieties of sensors measure/monitor anything above, on, or below the water and provide that information real time to an operations control center. This technology allows for security monitoring of our harbors and waterways both from a terrorist attack or accidental environmental conditions.

AIRchitect®

AIRchitect is a wireless LAN design expert system that is tailored to military ships, installations and infrastructure. This product uses blueprint drawings in AutoCAD or Visio format and allows a network engineer to optimally design a wireless network including the best location for access points and uses requirements of users, throughput performance, interference, physical structures, and co-channel interference.

Strategy

Our objective is to be a leading security company providing world class solutions in the identity and wireless industry sectors. These solutions include our commercial identity systems focusing on work-flow, productivity enhancement, fraud protection and risk management segments; our government identity systems focusing on access control, vendor validation, and suspect identification; and our wireless security systems, focusing on wireless networking over water, and wireless network planning. Key elements of our strategy are as follows:

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Commercial Systems

Productivity Enhancement.

We market our technology as a key productivity enhancement tool. Our patented ID√Check software can add functionality to virtually any given software application to automatically populate fields within a given form, when a government-issued photo ID is presented. Our ability to correctly read all US jurisdictions is a key differentiator from our competitors. The automation that results from the intelligence added to the form dramatically increases throughput and data integrity, and it significantly enhances the customer's experience.

Develop Additional Strategic Alliances with Providers of Security Solutions.

We have entered into strategic alliances to utilize our systems and software as the proposed or potential enrollment application for their technologies and to jointly market these security applications with multiple biometric companies: AMAG Technology, Inc., in the defense industry; Roper Industries, Inc. (DAP) and Motorola, Inc. hardware manufacturers; and Digimarc Corporation and L1 Identity Solutions, Inc. now part of Safran, producers of driver licenses for approximately 90% of the jurisdictions in North America. We are also a member and board member of The Federation for Identity and Cross-Credentialing Systems or (FiXs) and a member of the Industry Advisory Board of AAMVA. We believe these relationships will broaden our marketing reach through their sales efforts and we intend to develop additional strategic alliances with additional providers of security solutions.

Strengthen Sales and Marketing Efforts.

We intend to capitalize on the growth in demand for document verification and productivity enhancement by continuing to market and support our systems and software. Our sales and marketing departments are organized by target sector rather than geographic area to provide focus and create experts in each area. Our recent focus has been on large enterprise-wide license arrangements in the financial services, retail, and hospitality services industries.

Enter into Additional Licensing Agreements.

We intend to continue to license our software for use with a customer's system. We are currently licensing our ID√Check SDK software product for Windows, Windows CE, Windows Mobile and other operating system platforms and intend to similarly continue to license our ID√Check PC, and ID√Check PDA software solutions. Our software is intended to be used with a compatible hardware device. We have entered into multiple licensing agreements to date.

Protect Intellectual Property.

We intend to strongly protect our intellectual property portfolio in order to preserve value and obtain favorable settlements where warranted. For example, in February 2003, we filed suit against CardCom, Inc. d/b/a CardCom Technology, Inc., claiming that CardCom had infringed one of our patents. Subsequently, we entered into a patent licensing agreement with CardCom effective March 2003 which provided for a non-exclusive three year license in connection with the manufacture, use and sale of CardCom's age verification products in the United States and Canada, which has since expired.

Government Identity Systems

Product Enhancement.

Due to the success of Defense ID in the military and government industry sectors, we intend to enhance our product line to support other entities such as law enforcement, port security and commercial installations. We continue our ongoing efforts to research and implement the use of new identification cards, additional databases and upgraded equipment form factors in order to increase the efficiency and performance of the system. We will also continue to work with the information technology and privacy units within all branches of the military to maintain branch-wide ATOs.

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TWIC Program.

The TWIC program continues to undergo testing for final rules regarding the reader technology. We were on the first list of ICE readers and will continue to provide our software on additional hardware platforms to address the unique needs of each port. We are also combining our Defense ID and TWIC reader applications to provide customers with the benefits of each product in a single device and have submitted this for new government certification program called QTL (Qualified Technology List).

Strengthen Sales and Marketing Efforts.

As the need for access control systems continues to grow, our experienced sales and marketing departments are adjusting to target new sectors. Sales and marketing materials are specially designed to clearly outline the capabilities of the system and how it is valuable to each of these specific sectors. We have sales staff and office locations on the West Coast and East Coast, which allows a quick response to questions and personalized assistance for each customer based on location.

Additional Access to Multiple Databases.

We continue to increase the data source information accessed through our Defense ID system. This is achieved by increasing the capabilities of our internally-developed scraping programs for publicly-available information as well as by negotiating additional data source agreements with various law enforcement and government agencies. In addition to these general databases, we customize databases for each individual customer based on information provided by the customer.

Wireless Systems

Research and Development.

Our wireless security systems program has been primarily research and development funded by the federal government. We intend to continue to pursue research and development projects through funding from various government agencies for research and development work in the wireless and security arenas, while at the same time, pursuing commercialization of these products.

Buoy Systems.

The company has completed a US Navy funded program to develop security buoys capable of persistent ISR (intelligence, surveillance, and reconnaissance). These are capable of protecting high value assets such as oil platforms, Liquid Natural Gas refineries, military ports, or active shipping channels. Potential customers in include oil and LNG companies, Coast Guards, military, Department of Homeland Security, and border patrols. These systems are being marketed to US and friendly overseas countries.

Enterprise Wireless.

We have started a new initiative of building advanced wireless infrastructure that can be used by telecom companies to supply very high speed broadband to schools, libraries, hospitals, government agencies, and commercial customers. Recently the company completed a project in the Spokane area and is currently engineering and installing enterprise wireless networks in Western Washington State. As the nation’s demands increase for wireless capability the Mobilisa division of IDN is prepared to build that infrastructure.

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The Company enjoys a good relationship with its current customers and continues to receive funding for additional research and development work stemming from projects already completed or in process. We will continue to work with these customers to determine how best to continue to create innovative solutions that meet customers’ changing technological needs. For example, our research and development efforts in FAN and in the Littoral Sensor Grid have the potential of revolutionizing ship-to-ship and ship-to-shore communications. The U.S. Navy, as well as other agencies and commercial customers, will greatly benefit from the successful development of these technologies, and we intend to continue to pursue these industry sectors.

Our Revenue Sources

We derive our revenue from the following sources:

•	Sales of our systems by both our own direct sales force and marketing partners;
•	Per transaction or subscription fees from the licensed use of our technology;
•	Royalties and licensing fees from licensing our patented technology to third parties;
•	Revenue sharing and marketing arrangements through strategic alliances and partnerships;
•	Sale of software upgrades and extended maintenance programs; and
•	Government grants for research and development projects.

Our Target Industry Sectors

Commercial Identity Systems

The use of false identification cards, primarily driver licenses and non-driver identification cards, to engage in commercial fraud, to gain access to unauthorized areas and to gain entry to critical infrastructure is common. Given the ease with which identification can be falsified, we believe that simply looking at a driver license may not be sufficient to verify identity and determine whether or not such an identification card is fraudulent. Since merchants are facing significant economic losses due to these frauds, we believe that what they need is a document verification system that can accurately read the electronically stored information. We target the industry sectors that would most benefit from our systems and software.

We also market our products to opportunities where our ID√Check technology can be used to enhance productivity. We have made significant progress in the sectors for the retail issuance of instant credit. We believe there are financial benefits and compelling business models for customers in this sector to utilize our technology.

Productivity Enhancement

•	Mass merchandisers and retailers
•	Auto dealerships and rental car agencies
•	Banks and other financial institutions
•	Casinos for enrollment of guests
•	Credit unions
•	Hospital patient admissions
•	Credit card issuers
•	Lodging Industry
•	Check cashing services
•	Airlines

Commercial fraud protection

•	Mass merchandisers and retailers
•	Auto dealerships and rental car agencies
•	Banks and other financial institutions
•	Casino cage operations
•	Credit unions

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•	Hospitals, medical facilities, health plans and first responder
•	Credit card issuers
•	Lodging Industry
•	Check cashing services
•	Pharmacies
•	Online application

Access control

•	Airports and airlines
•	Nuclear facilities
•	Departments of Motor Vehicles
•	Oil refineries and storage facilities
•	Prisons
•	Military establishments
•	Law enforcement agencies
•	College campuses
•	Notable buildings
•	Department of Homeland Security
•	Court houses
•	Bus, rail and port facilities

Age verification

•	Bars and night clubs
•	Stadiums and arenas
•	Convenience stores
•	Casinos and gaming establishments
•	Grocery chains
•	Sellers of sexually explicit material
•	Restaurants
•	Firearm dealers

Government Identity Systems

Our Defense ID system is tailored to locations that validate identification cards as a means of access. Historically, the military sector has been the primary focus, followed closely by the law enforcement sector. Military bases, for example, are an ideal location for the use of the Defense ID system because individual ID cards are checked prior to allowing base access and, in most cases, bases issue visitor/vendor passes to individuals needing access that do not possess a military ID.

Because Defense ID is customizable, it can be used in many different environments. The information provided via instant access to multiple law enforcement databases proves invaluable to gate officers and law enforcement personnel ensuring the security of a facility. Current targets include:

Military

•	Army
•	Navy
•	Air Force
•	Marines
•	Coast Guard
•	Military Academies
•	Military and Veterans Hospitals

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Law Enforcement/Government

•	FBI
•	Drug Enforcement Administration
•	State Police
•	Local Sheriffs
•	Bureau of Alcohol, Tobacco, Firearms, and Explosives
•	Intelligence Agencies
•	Customs
•	Department of Transportation
•	Department of Homeland Security
•	Border Patrol

Wireless Security Systems

We provide wireless services, including wireless environment analysis, custom wireless network design, wireless communication system installation and application and custom wireless application development, to a range of customers across a variety of industry sectors. Our AIRchitect® product enables us to design a wireless network for a variety of different facilities. In addition to designing shipboard networks for the U.S. Navy and the Washington State and British Columbia Ferries, we target metropolitan areas, warehouses, hospitals, public transportation providers and other businesses requiring wireless design and specialty services. Our WOW technology can be adapted for a variety of forms of transportation, including buses and trains, and the Company continues to further explore potential customers in those sectors. Our target customer for both FAN and the Littoral Sensor Network is the U.S. Navy, off-shore oil rig asset protection, and sea ports.

Representative Customers

Commercial Identity Systems

We have generated revenues from our customers from the sale of systems, licensing of software and sale of software upgrades. The following representative customers are using our systems and software for commercial fraud protection and productivity enhancement:

•	Fidelity Information Services	•	Foxwoods Resorts and Casino
•	MGM Grand	•	Mohegan Sun Resort Casino
•	Caesar’s Palace	•	Barclaycard USA
•	Enterprise	•	JPMorgan Chase
•	Toys R Us	•	LL Bean
•	Alliance Data	•	GE Consumer Finance
•	Rooms to Go	•	AT&T
•	Wal-Mart	•	Winn Dixie

The following representative customers and programs have used or are using our systems and software for access control:

•	John F. Kennedy International Airport in New York	•	Vermont Department of Motor Vehicles
•	O’Hare International Airport in Chicago	•	Delaware Department of Motor Vehicles
•	Reagan National Airport in Washington, DC	•	Port of Houston
•	New York Stock Exchange	•	New Hampshire Department of Motor Vehicles
•	Fort Sam Houston	•	Port Authority of New York and New Jersey
•	Fort Hood	•	Port of Hawaii
•	Force Protection Industries	•	United States Supreme Court
•	New York Department of Motor Vehicles	•	Registered Traveler Program

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The following representative customers are using our systems and software for age verification:

•	Idaho State Liquor Dispensary
•	Drake Petroleum
•	Sunoco
•	Houston’s Restaurants
•	Exxon/Mobil franchisees

Government Identity Systems

We have generated revenue from our customers from the sale of systems, licensing of software and sale of extended service agreements. The following representative customers have used or are using our systems and software for security and identification purposes.

•	The United States Air Force Academy	•	Fort Richardson
•	Fort Wainwright	•	Bolling AFB
•	Elmendorf Air Force Base (“AFB”)	•	Fort Polk
•	Andrews AFB	•	Fort Dix
•	Fort Meade	•	Yuma Marine Corps Base
•	Fort Belvoir	•	Walter Reed Army Hospital
•	USMC Parris Island	•	McChord AFB
•	The U.S. Military Academy at West Point	•	Claremont County Sheriff Department
•	Bangor Naval Submarine Base	•	Fort Sill
•	Fort Jackson	•	29 Palms
•	Fort Leonard Wood	•	Camp Atterbury
•	Fort Benning	•	Fort Stewart

Wireless Communications Systems

The following representative customers have used our wireless solutions, including AIRchitect:

•	United States Navy	•	United States Air Force
•	Sound and Sea Technologies	•	Science Application International Corporation
•	British Columbia Ferries	•	Washington State Ferries
•	Port Townsend Paper Company	•	Mikros Systems Corporation
•	Parsons Corporation	•	National Center for Manufacturing Sciences
•	NASA	•	NoaNet

Marketing and Distribution

Commercial Identity Systems

Our objective is to become the leading developer and distributor of document and age verification products. To date, our marketing efforts have been through direct sales by our sales and marketing personnel, through resellers and license agreements. We are marketing our products through direct marketing approaches such as web marketing, a small number of select trade shows and well known public interest and trade associations.

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We generate revenues from the licensing of our software and the selling of bundled solutions that contain hardware and software. Depending on the specific needs of our clients, we tailor the right solution for them. Our bundled solutions, which include, but are not limited to, our ID√Check Mobile and ID√Check POS technology, offer multiple pricing options. We also generate revenues from various new software solutions that are based upon a per transaction or subscription model.

Our ID√Check software runs on Microsoft Windows and Windows Mobile platforms in addition to devices such as credit card terminals and other operating systems such as Linux. We are marketing our ID√Check technology to the government, airlines, airports, high profile buildings or infrastructure, mass merchandisers, grocery, convenience and pharmacy chains, casinos and banks.

We have developed a comprehensive marketing plan to build customer awareness and develop brand recognition in our target industry sectors. We promote the advantages and ease of use of our products through:

•	Endorsements by nationally known public interest groups and trade associations;
•	Web seminars, as well as our own website; and
•	Trade publications;
•	Various conventions and industry specific seminars.
•	Trade shows;

As we gain industry acceptance for our ID√Check technology, we intend to develop and market other related software applications.

Government Identity Solutions

We have sector-specific brochures for each product in our product line for both the military and law enforcement sectors that the sales force utilizes when demonstrating the Defense ID system to potential customers. These brochures serve as a quick reference guide outlining the capabilities of our technology. Once customers have a clear understanding of our products, they can use these brochures to discuss their individual needs and ordering requirements.

When dealing with military and government entities, we must comply with applicable procurement regulations.

In addition to sole source awards, we also respond to Requests for Proposal (“RFPs”) and Requests for Qualifications (“RFQs”) when our technological capabilities meet that of the desired system. In many cases, we are the only company that is able to meet the requirements in the RFP, which can lead to a quick and easy award.

Also, we have all Defense ID products, as well as individual labor services, listed on GSA Schedule 70. This makes it possible for government entities to make direct purchases of equipment and services for a pre-negotiated price without competition.

We have offices in Port Townsend, WA and Jericho, NY to support our current and potential customers. This makes it easy to schedule and complete installations and maintenance in an efficient, time-conscious manner.

Wireless Security Systems

Marketing for our wireless products and capabilities is performed primarily via our website and tradeshow exhibitions, as well as through direct contacts with government agencies. We attend market-specific tradeshows to demonstrate current products and capabilities. We pride ourselves on being an innovative solutions provider and this is a prime arena for showcasing the Company’s talents and for interfacing with potential customers who can benefit from our wireless solutions.

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We have recently signed partnerships with foreign companies to assist in bringing our wireless technologies, products and services to their countries.

Many of our potential wireless customers contact the Company after seeing publicity about current wireless projects. Our wireless systems have garnered both local and national publicity, which has been beneficial in projecting to the public the Company’s capabilities.

Major Customers

Although the composition of our largest customers has changed from year to year, a significant portion of our revenues have been attributable to a limited number of major customers. In 2013, our Wireless Installations subcontracting with Northwest Open Access Network accounted for approximately 17% of total revenues. In 2012, AT&T, our Wireless R&D contract with the U.S. Navy, and TWIC sales to the State of Hawaii accounted for approximately 15%, 14%, and 11% of our total revenues, respectively. While we believe that one or more major customers could account for a significant portion of our sales for at least the next two years, we anticipate that our customer base will continue to expand and that in the future we will be less dependent on major customers.

Regulatory

The sale and use of the Company’s Identity System products are not subject to regulation by government authorities. We believe we are currently in compliance with applicable United States, state and local laws and regulations relating to the protection of the environment.

We have made application for commercial sale of the Company’s Aegeus Wireless Security Buoys and for export authority to sell this product abroad. No assurance can be given that such authority or licensing will be obtained or that current rules and regulations will not be changed in an adverse manner.

Competition

We compete in an industry that is relatively new, intensely competitive and rapidly changing. Unless a device can read, decode and analyze all of the information that is legally permitted to be analyzed, which is electronically stored on a driver license, the user may not obtain accurate and reliable confirmation that a driver license is valid and has not been altered or tampered with. We are aware of several companies, including CardCom, TriCom Technologies, ID-Logix and Legal Age that are currently offering products that electronically read and calculate age from a driver license. We have tested and compared some of these products to ID√Check and believe that our product is superior in quality and functionality. We believe that units unable to read bar codes are at a significant disadvantage because most states and Canadian provinces currently utilize bar codes to encode their driver licenses, as well as all U.S. military IDs and uniformed services cards.

In the government identity sector, there are several companies, including L-1 Identity Solutions (now part of Safran Group), and Core Street (now part of ActivIdentity Corporation), that are currently offering products that compete with the Defense ID system. The U.S. government also has a product called DBIDS that competes with our products.

We are also aware that Motorola and Honeywell have started offering an embedded driver’s license reading solution on a tether scanner that does not parse driver licenses from all U.S. jurisdictions.

We have experienced and expect to continue to experience increased competition in the document verification sector, and have to date experienced limited competition from companies in the document verification sector. If any of our competitors were to become the industry standard or were to enter into or expand relationships with significantly larger companies through mergers, acquisitions or otherwise, our business and operating results could be seriously harmed. In addition, potential competitors could bundle their products or incorporate functionality into existing products in a manner that discourages users from purchasing our products.

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In the wireless security sector, we develop and apply WOW technology and believe that our Floating Area Network, Aegeus Wireless Security Buoy and Littoral Sensor Grid projects will enhance the Company’s standing with potential customers in the wireless industry. Several competitors have developed technology that may compete with our products. These include EFJ, Inc., Sea-Mobile and Motorola. In addition, other defense or wireless companies may be developing technology that will compete with our current products or with the projects and products that are currently in research and development.

Manufacturing

We do not manufacture readers or input devices, but use products from several manufacturers. Some of these devices are private labeled and programmed by the supplier to work with our ID√Check technology. The majority of our hardware consists of commercial off-the-shelf (“COTS”) products. We rely on a small number of suppliers to provide our COTS products.

Our government identity and wireless systems products are created with COTS items that we customize with software and specialized configurations. All products are customized, assembled, and tested in-house and then installed and placed by our employees in the field.

Research and Development

Our research and development efforts are mainly concentrated in three areas. The most significant effort is concentrated in the Wireless sector in the Floating Area Network and Littoral Sensor Grid projects, which are funded by government cost plus fixed fee contracts. In the identity sector, we modify existing software applications based on customer’s requirements, which are fee based. In addition, we develop new software solutions and make improvements to existing software platforms, which are funded internally. R&D spending during the years ended December 31, 2013 and 2012 was $2,056,744 and $2,239,011, respectively, and for the nine months ended September 30, 2014 and 2013 was $1,327,376 and $1,592,056, respectively.

Intellectual Property

In January 1999, the U.S. Patent and Trademark Office granted us a patent on our ID√Check software technology. In October 2002, we were granted another patent relating to our document authentication and age verification technology. In January 2009, we were granted another patent that is a continuation of our patents relating to our document authentication and age verification technology. Upon our acquisition of the assets of IDentiScan, we also received equitable ownership and sole ownership rights to its intellectual property, including other patents and patent applications relating to age verification technology.

During 2010, we were granted two additional patents. The first patent was for a software key control for mobile devices. It is used to get a registration key for the parser that is based on the unique internal ID of one mobile device. The Mobile Key Manager communicates with the mobile device, reading its ID, and then requests a registration key specific for that ID from Intellicheck Mobilisa’s server. This server maintains a database of all customers using IDecode Mobile Parsers, including the number of licenses they have purchased, the latest software version for which they have paid support, and the registration keys and unique device IDs associated with those licenses. The server generates a new registration key unique to the device ID, and returns it to the Mobile Key Manager to register that device. In this way, the customer can deploy the IDecode Mobile Parser to only one mobile device for each parser purchased.

The second patent was relating to a document comparison system and reinforces the innovative nature of Intellicheck Mobilisa's security solutions involving documents. The technology described in the patent relates to a system and method for comparing information contained in at least two documents. Like information on different documents is compared to determine whether the information is the same on each document. For instance, a name contained on an individual’s driver’s license is automatically compared with a name contained on the individual's airline boarding pass.

In 2011, we were issued another patent. This patent allows for verifying and authenticating the encoded information on driver licenses of all 50 states and other North American driver licenses, and allows the information to be electronically transferred in a secure environment to a local or remote jurisdiction for age verification, organ donor, or criminal activity checks critical in fighting both crime and terrorism.

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In 2012, we were was granted a patent relating to a system and method for comparing information contained in at least two documents, but not limited to just a driver license and passport. This patent compares “like information” on different documents to determine whether the information is the same on each document. As an example, a passport is compared to a boarding pass to determine “like information” matches, for instance name and birthdate.

We were was also granted a patent related to a system that uses environmental information to determine a level of scrutiny that is to be applied to received identification information at a location where user identification is being checked. Depending on the level of scrutiny that is applied and on generated candidate scores, the system will display a number of potential persons of interest that match the received identification information.

In 2013, we were was granted four patents that are continuations of earlier-filed applications we previously filed. One patent is related to a document comparison system that compares information contained in two documents to determine whether the information is substantially identical on each document. An indication is provided as to whether the two documents identify the same entity or do not identify the same entity. The second patent relates to improvements to software key control for mobile devices. The third patent relates to an apparatus for extracting date of birth information from driver’s licenses and displaying a calculated age along with a license background graphic. Finally, the fourth patent is related to a system that uses environmental information to determine a level of scrutiny that is to be applied to received identification information at a location, and to display a number of potential persons of interest that match the received identification information based on the applied level of scrutiny.

In 2014, we were was granted one patent that was also a continuation of an earlier-filed application. The patent is related to a document comparison system that compares information contained in two documents to determine whether certain information is substantially identical on each document. The system provides a positive or negative indication as to whether portions of the two documents are substantially identical.

We currently hold sixteen (16) U.S. patents, two (2) Canadian patents and one (1) United Kingdom patent. At present, we have other patent applications pending in the U.S. Patent and Trademark Office as well as internationally. These patents cover commercially important aspects of our capabilities relating to the authentication and verification of identification documents, and relating to our Defense ID System technology. We will continue to pursue patents for all of our new technologies arising from our research and development efforts.

We own multiple copyrights in the United States, which are effective in Canada and in other major industrial countries. The copyright protection covers software source codes and supporting graphics relating to the operation of ID√Check and other software products. We also have several trademarks relating to our company, its product names and logos.

In connection with the sales or licensing of our intellectual property, we have entered into an agreement with Mr. Kevin Messina, our former Senior Executive V.P. and Chief Technology Officer, under which we will pay royalties equal to 0.005% of cumulative gross sales for cumulative gross sales of $2,000,000 to $52,000,000 and 0.0025% of cumulative gross sales for cumulative gross sales in excess of $52,000,000 pertaining to those patents on which Mr. Messina was identified as an inventor. Cumulatively, as of September 30, 2014, total fees paid under this agreement were about $1,650.

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Employees

As of January 7, 2015, we had 30 full-time employees. Four are engaged in executive management, 16 in information technology, five in sales and marketing and five in administration. All employees are employed “at will.” We believe our relations with our employees are generally positive and we have no collective bargaining agreements with any labor unions.

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MANAGEMENT

Directors

Our Board of Directors and their respective ages and positions as of January 7, 2015:

Name	Age	Position with the Company and Principal Occupation	Held Office Since
Vice Admiral Michael D. Malone	66	Chairman of the Board	2011
Lieutenant General Emil R. Bedard	70	Director	2008
Major General Jack A. Davis	68	Director	2014
William P. Georges	60	Director	2014
Guy L. Smith	65	Director	2005

Vice Admiral Michael D. Malone, U.S. Navy, Retired, was appointed Chairman of the Board effective November 13, 2012, and became a member of the Board of Directors July 1, 2011. From November 2004 to February 2011, Admiral Malone was President of Skarven Enterprises, a designer and developer of analytic approaches and technology applications specializing in real time/streaming data fusion and analysis for a variety of applications in government, financial services, auditing and industry competitive intelligence. During his time at Skarven Enterprises he led the company through a significant period of reorganization and growth, dramatically improving the company’s research and development efforts, and production and field support capability, while dramatically cutting costs and increasing revenue five-fold. As a result of his efforts, Skarven Enterprises was acquired by The Boeing Company in December 2008. Admiral Malone remained President of the company, as part of the acquisition agreement, until February 2011. Since leaving the military, Admiral Malone has also served as a technical advisor and consultant to Pequot Capital, a venture capital firm (in 2006 and 2007) and Environmental Tectonics Corporation, a high-technology simulation and manufacturing company (June 2007 to present). Admiral Malone was selected to serve as a director in part due to his considerable experience as an officer in the U.S. military working with government contracts, and his knowledge of the sectors in which the Company does business.

Lieutenant General Emil R. “Buck” Bedard, U.S. Marine Corps, Retired, was appointed a member of the Board of Directors on March 14, 2008, General Bedard was appointed a director of Mobilisa in September 2004. He retired from the U.S. Marine Corps with over 37 years of active duty service in 2003. General Bedard’s military career included two combat tours in Vietnam, as well as commanding the 7th Marine Regiment in Somalia and the 1st Marine Expeditionary Force during Operation Desert Storm. General Bedard’s final active duty tour was as the Deputy Commandant for Plans, Policies and Operations for the U.S. Marine Corps Headquarters in Washington, D.C., where he served until his retirement. He has continued to serve with the Marine Corps in Afghanistan and Iraq since his retirement. General Bedard’s many military awards include a Distinguished Service Medal, Legion of Merit and a Bronze Star (with Combat V). General Bedard graduated from the University of North Dakota in 1967 with a M.S. in Science. General Bedard was selected to serve as a director in part due to his considerable experience as an officer in the U.S. military working with government contracts and his knowledge of the Company, including as a director of Mobilisa.

Major General Jack A. Davis, U.S. Marine Corps, Retired, was appointed a member of the Board of Directors on August 11, 2014. Major General Davis is a proven leader in the military, law enforcement and business arenas. In a 37-year career in the United States Marine Corps, during which he rose to the rank of Major General, he commanded at every level from an infantry platoon in Vietnam to Commanding General of the 4th Marine Division. His final assignment prior to retirement was Vice Commander, Marine Corps Forces Atlantic/Deputy Commander Marine Corps Forces Europe, for which he received the Distinguished Services Medal. He also served five years in federal law enforcement before joining the North Carolina State Bureau of Investigation in 1979, retiring in 1999 with a distinguished record of service. He also established JA Davis & Associates, a frontrunner in leadership and security training development. He holds a Bachelor of Science degree and two master’s degrees. He previously served on Mobilisa’s Board of Directors from October 2005 until the merger with Intellicheck in March 2008.

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William P. Georges was appointed a member of the Board of Directors on August 11, 2014. Mr. Georges is President and CEO of The Georges Group, LLC, a provider of strategic consulting services and project management in the areas of corporate operations/relations to both public and private entities worldwide. Prior to forming the firm, he spent nine years as senior vice president of The Century Council, overseeing their development of programs to fight alcohol misuse, drunk driving and underage drinking. He is a retired 25-year veteran of the Albany, NY Police Department where he ultimately achieved the rank of Assistant Chief/Chief of Patrol where he was responsible for all uniformed police services. Mr. Georges is a life member of the International Association of Chiefs of Police. He serves on the Traffic Law Enforcement Committee of the Transportation Research Board of the National Academies and has been recognized by numerous organizations for his dedication to law enforcement.

Guy L. Smith was appointed a member of the Board of Directors in June 2005. Mr. Smith has been the Executive Vice President of Diageo PLC, the world’s leading premium drink company, since 2000 and is responsible for corporate, government, and public relations and public policy, as well as reputation management, corporate social responsibility and crisis management. At Diageo, Mr. Smith’s responsibilities include overseeing the corporation’s civic and social responsibility efforts in North America, including the Diageo Marketing Code. The code governs Diageo’s social responsibility activities with regard to the marketing and sale of alcoholic beverages and the company’s undertakings to reduce underage access and abuse of alcohol. From 1998 to 1999, prior to joining Diageo, Mr. Smith was Special Advisor to President Clinton on The White House staff, where he served on the impeachment defense team. Mr. Smith also served as an informal strategic communications advisor to President Clinton from the beginning of the Clinton Administration. Mr. Smith has experience in public affairs with The Hawthorn Group, a Washington-based public affairs firm (1999 to 2000), and his own firm, Smith Worldwide Inc., which focused on reputation and crisis management (1994 to 1996). He was Chief Operating Officer of Hill & Knowlton International Public Relations-New York from 1992 to 1993, where he consulted with the firm's largest consumer product, technology and legal clients. Prior to that, Mr. Smith was Vice President of Corporate Affairs, the senior public affairs and public relations officer, for Philip Morris Companies Inc. (now Altria) from 1975 to 1992. During his 17 years with Philip Morris, Mr. Smith also led the Corporate Affairs departments of the Miller Brewing Company and The Seven-Up Company, both then Philip Morris operating companies. Mr. Smith began his career as a reporter and assistant city editor for The Knoxville Journal. He is currently chairman of the Barrier Island Trust, an environmental protection organization. He formerly sat on the Board of Advisors of Mount Vernon, George Washington’s home outside Washington, D.C. Mr. Smith also serves as an Honorary Battalion Chief of the Fire Department of New York. Smith is author of the book “If It’s Not Impossible, it’s Not Interesting.” He was selected to serve as a director in part due to his extensive experience with the alcoholic beverage business and other businesses that rely on age verification, his work in government and public relations, his knowledge of the Company, including as a director of Intelli-Check, Inc. prior to the merger with Mobilisa and his general business experience.

Executive Officers

The following table sets forth information regarding our executive officers as of January 7, 2015:

Name	Age	Position with the Company and Principal Occupation	Held Office Since
Bill Roof	60	Chief Executive Officer	2014
Bill White	54	Chief Financial Officer, Secretary and Treasurer	2012
Russell Embry	50	Chief Technology Officer	2001
Robert N. Williamsen	51	Chief Revenue Officer	2014

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William H Roof, PhD was appointed Chief Executive Officer effective October 1, 2014. Dr. Roof previously served as the Company’s Vice President and Chief Operating Officer from August 11, 2014 to September 30, 2014, as well as the Company’s Senior Vice President and Chief Scientist from May 2009 to April 2011. From April 2011 to September 2014, he served as the Chief Technology Officer of Tech Flow, Inc., a provider of information technology services to the government in business and process analysis, program management, user interaction design, software development, systems O&M and technology support services.

Bill White has more than 28 years of experience in financial management, operations and business development. Prior to joining Intellicheck Mobilisa, he served 11 years as the Chief Financial Officer, Secretary and Treasurer of FocusMicro, Inc. (“FM”). As co-founder of FM, Mr. White played an integral role in growing the business from the company's inception to over $36 million in annual revenue in a five year period. Mr. White has broad domestic and international experience including managing rapid and significant growth, import/export, implementing tough cost management initiatives, exploiting new growth opportunities, merger and acquisitions, strategic planning, resource allocation, tax compliance and organization development. Prior to co-founding FM, he served 15 years in various financial leadership positions in the government sector. Mr. White started his career in Public Accounting. Mr. White holds a Bachelor of Arts in Business Administration from Washington State University, and is a Certified Fraud Examiner.

Russell T. Embry has over 25 years' experience in the software engineering field. Mr. Embry was appointed Chief Technology Officer in July 2001, and was Vice President of Information Technology prior. As CTO for Intellicheck Mobilisa, Mr. Embry is the chief architect of the company's product line. From January 1998 to July 1999, Mr. Embry was Lead Software Engineer with RTS Wireless developing paging systems. From April 1995 to January 1998, he served as Principal Engineer at GEC-Marconi Hazeltine Corporation developing high speed radios and Identification Friend or Foe (IFF) systems. From August 1994 through April 1995, he was a staff software engineer at Periphonics Corporation developing automated telephone answering systems. From September 1989 to August 1994, Mr. Embry served as Senior Software Engineer at MESC/Nav-Com developing automated vehicle location systems and satellite telephone systems. From July 1985 through September 1989, he was a software engineer at Grumman Aerospace developing software for automated Test Equipment products. Mr. Embry holds a B.S. in Computer Science from Stony Brook University and an M.S. in Computer Science from Polytechnic University, Farmingdale.

Robert N. Williamsen was appointed Chief Revenue Officer on December 12, 2014. Mr. Williamsen has a successful record in commercial information technology sales, business development and marketing across a number of markets and revenue models. Mr. Williamsen’s experience in commercial information technology sales and marketing includes several start-up and early stage companies including eight years with the Pyxis Corporation, where he served as Western Area Vice President of Sales and Operations and worked with the management team through a successful IPO and, later, an acquisition by Cardinal Health. Mr. Williamsen most recently, from 2006 to 2008 served as Vice President of Sales for IntelliDOT Corporation (now Patient Safe Solutions), a provider of wireless, barcode point of care solutions for the healthcare marketplace where he hired, trained and developed skilled, professional and highly effective revenue-generating teams and from 2009 to 2014, Mr. Williamsen was the founder and CEO of Patient Education Systems, a provider of interactive patient education delivered via a proprietary digital media platform. Mr. Williamsen graduated, with honors, from Michigan State University with a B.S. in medical technology and later completed an executive leadership development program at Boston University’s School of Management.

There are no family relationships between any of our directors or executive officers.

Codes of Business Conduct and Ethics

We maintain a code of ethics that applies to all Company employees including the Chief Executive Officer, Chief Financial Officer, Directors and other persons who perform similar functions. Our Code of Business Conduct and Ethics is intended to be a codification of the business and ethical principles which guide our Directors, Officers and Employees, to deter wrongdoing, to promote honest and ethical conduct, to avoid conflicts of interest, and to foster full, fair, accurate, timely and understandable disclosures, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations and accountability for adherence to this Code. The Code of Business Conduct and Ethics is also available on our website at www.icmobil.com. To the extent permitted, we intend to post on our web site any amendments to, or waivers from, our Code of Business Conduct and Ethics.

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Board of Directors and Committees of the Board

The current Chairman of the Board of Directors is Michael D. Malone, who is an independent director under NYSE Amex listing standards. The roles of Chairman of the Board and Chief Executive Officer are separate. The Board of Directors believes that the separation of the offices of the Chairman of the Board and Chief Executive Officer allows the Company’s Chief Executive Officer to focus primarily on the Company’s business strategy, operations and corporate vision. The Board of Directors consists of a majority of independent directors, and each of the committees of the Board of Directors is comprised solely of independent directors. The Company does not have a policy mandating an independent lead director. The independent directors meet at least annually in executive session without the presence of non-independent directors.

The Board of Directors has established a compensation committee which is currently comprised of Mr. Smith, chairperson, Mr. Bedard, Mr. Malone and Mr. Davis, each of whom is independent as defined in Section 803(A) of the NYSE MKT listing standards. The compensation committee reviews and recommends to the board the compensation for all officers and directors of our company and reviews general policy matters relating to the compensation and benefits of all employees. The compensation committee also administers the stock option plans.

The Board of Directors has established corporate governance and nominating committee, which is comprised of Mr. Bedard, chairperson, Mr. Davis and Mr. Georges, each of whom is independent as defined in Section 803(A) of the NYSE MKT listing standards. The corporate governance and nominating committee reviews our internal policies and procedures and by-laws. With respect to nominating director candidates, this committee identifies and evaluates potential director candidates and recommends candidates for appointment or election to the Board.

The Board of Directors has a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is currently comprised of Mr. Malone, chairperson, Mr. Georges and Mr. Smith. The members of the Audit Committee are independent as defined in Section 803(A) of the NYSE MKT listing standards and Rule 10A-3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act). The audit committee recommends to the Board of Directors the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by our independent accountants.

EXECUTIVE COMPENSATION

Overview

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of Intellicheck Mobilisa’s executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but also describes compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of Intellicheck Mobilisa’s executive compensation disclosure.

The Compensation Committee currently oversees the design and administration of Intellicheck Mobilisa’s executive compensation program and compensation for the Board of Directors.

The principal elements of Intellicheck Mobilisa’s executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of stock options and other benefits. Intellicheck Mobilisa’s other benefits consist of reimbursed business travel and entertainment expenses, a vehicle allowance, health insurance benefits, vacation and sick pay, and a qualified 401(k) savings plan. Intellicheck Mobilisa’s philosophy is to position the aggregate of these elements at a level that is commensurate with Intellicheck Mobilisa’s size and performance.

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Compensation Program Objectives and Philosophy

In General

The objectives of Intellicheck Mobilisa’s compensation programs are to:

•	attract, motivate and retain talented and dedicated executive officers;
•	provide Intellicheck Mobilisa’s executive officers with both cash and equity incentives to further Intellicheck Mobilisa’s interests and those of Intellicheck Mobilisa’s stockholders; and
•	provide employees with long-term incentives so Intellicheck Mobilisa can retain them and provide stability during Intellicheck Mobilisa’s growth stage.

Generally, the compensation of Intellicheck Mobilisa’s executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options. In setting base salaries, the Compensation Committee generally reviewed the individual contributions of each executive. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of Intellicheck Mobilisa’s Common Stock over time.

Intellicheck Mobilisa generally intends to qualify executive compensation for deductibility without limitation under Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1.0 million per year. The non-exempt compensation paid to any of our executive officers for fiscal year 2013, as calculated for purposes of Section 162(m), did not exceed the $1.0 million limit.

Competitive Marketplace for Talent

Intellicheck Mobilisa defines its competitive marketplace for executive talent and investment capital to be the technology and business services industries. To date, Intellicheck Mobilisa has not engaged in the benchmarking of executive compensation but Intellicheck Mobilisa may choose to do so in the future.

Compensation Process

For each of Intellicheck Mobilisa’s named executive officers, the Compensation Committee reviews and approves all elements of compensation, taking into consideration recommendations from Intellicheck Mobilisa’s CEO (for compensation other than his own), as well as competitive marketplace guidance. Based upon its review, the Compensation Committee approves salaries for executive officers. The Compensation Committee sets the salary level of each executive officer on a case by case basis, taking into account the individual’s level of responsibilities and performance. All executive officer salaries are reviewed on an annual basis. Salary changes for executives are based primarily on their performance in supporting the strategic initiatives of the Chief Executive Officer, economic and competitive factors, meeting individual goals and objectives set by the Chief Executive Officer, and improving the operating efficiency of the Company. Also, where applicable, changes in the duties and responsibilities of each other executive officer may be considered in deciding on changes in annual salary.

Executive Officer Bonuses

The Board of Directors discontinued the Executive Compensation Bonus Plan as of November, 2013. During 2013 no bonuses were paid under the Executive Compensation Bonus Plan.

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Stock Option Grants

The Compensation Committee currently administers Intellicheck Mobilisa’s stock option and equity incentive plans for executive officers, employees, consultants and outside directors. Under the plans, the Compensation Committee grants options to purchase Common Stock with an exercise price of no less than the fair market value of the Common Stock on the date of grant. The Compensation Committee believes that providing stock options to the executive officers, who are responsible for Intellicheck Mobilisa’s management and growth, gives them an opportunity to own Intellicheck Mobilisa stock and better aligns their interests with the interests of the stockholders. It also promotes retention of the officers because of the vesting provisions of the option grants and the potential for stock price appreciation.

For these reasons, the Compensation Committee considers stock options as an important element of compensation when it reviews executive officer compensation. At its discretion, the Compensation Committee also grants options based on individual and corporate achievements.

Normally, the Chief Executive Officer makes a recommendation to the Compensation Committee for awards to be made to executive officers other than the Chief Executive Officer. The Committee approves grants made to the Chief Executive Officer and other executive officers and, in certain cases, recommends grants for approval by the entire Board. The Compensation Committee determines the number of shares underlying each stock option grant based upon the executive officer’s and Intellicheck Mobilisa’s performance, the executive officer’s role and responsibilities at Intellicheck Mobilisa, and the executive officer’s base salary.

Chief Executive Officer Compensation.

Dr. Roof was granted an option to purchase 16,250 shares of common stock at an exercise price of $5.68 per share on August 11, 2014, pursuant to his prior agreement as the Company’s Chief Operating Officer. In connection with becoming the Company’s President and Chief Executive Officer, Dr. Roof and the Company have entered into an employment agreement, effective October 1, 2014 (the “Agreement”). The Agreement, which supersedes Dr. Roof’s agreement as Chief Operating Officer, provides for a base salary of $250,000 per year. The Agreement also provides for certain potential annual incentive compensation awards. For the remainder of 2014, Dr. Roof may earn up to a maximum amount of $75,000 based on achievement of goals identified by the Board by November 4, 2014 (with a minimum of $25,000, payable in 2015). For 2015, Dr. Roof may earn up to a maximum combined total value of 50% to 75% of his base salary based on achievement of goals identified by the Board by the first quarter of 2015, which will take the form of a 50/50 split between cash and equity. Dr. Roof was also, on his first day of employment as President and Chief Executive Officer, granted an option to purchase 60,000 shares of the Company’s common stock under the Company’s 2006 Equity Incentive Plan. In addition, Dr. Roof is entitled to receive benefits in accordance with the Company’s existing benefit policies and is reimbursed for Company expenses in accordance with the Company’s expense reimbursement policies.

Chief Financial Officer Compensation

Mr. White receives a base salary of $194,250. In addition, Mr. White is eligible to receive benefits in accordance with the Company’s existing benefit policies and is reimbursed for Company expenses in accordance with the Company’s expense reimbursement policies.

Chief Technology Officer Compensation

Mr. Russell Embry receives a base salary of $200,000. In addition, Mr. Embry is eligible to receive benefits in accordance with the Company’s existing benefit policies and is reimbursed for Company expenses in accordance with the Company’s expense reimbursement policies.

Chief Revenue Officer Compensation

Mr. Robert Williamsen receives a base salary of $225,000. In addition, Mr. Williamsen is eligible for certain quarterly incentive compensation and to receive benefits in accordance with the Company’s existing benefit policies and is reimbursed for Company expenses in accordance with the Company’s expense reimbursement policies.

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Severance and Change-in-Control Agreements

On September 30, 2014, the CEO and a Senior Vice President (collectively, the “Executives”), who were also board members, retired from the Company and simultaneously resigned from the board of directors. In connection with the separation, the Company entered into a separation and consulting agreement with the Executives. Included as part of the arrangement, the Company committed to payments totaling $587,500 to be made over a period of 15 months. In exchange for the consideration, the Executives agreed not to compete with the Company, solicit any employee, contractor or consultant of the Company to terminate employment or contractual relationship with the Company, as well refrain from other activities, as defined in the agreement. There is a renewal option contained in each agreement, which must be mutually agreed by for an additional nine month period commencing on January 1, 2015 in exchange for monthly payments of $27,500. At September 30, 2014, the Company recorded the future payments of the agreement as a liability and as a non-compete intangible asset totaling $587,500.  The costs of the non-compete will be amortized over the term of the agreement (15 months). There was no amortization expense recognized for the three or nine months ended September 30, 2014. The Company made a lump sum payment of $87,500 on October 1, 2014, will make a payment of $60,000 on January 15, 2015, and is making 15 monthly payments of $27,500 beginning on November 1, 2014 as a result of entering into the agreements with the Executives.

On September 30, 2014, the Company entered into a Severance Agreement with Bill White, the Company’s Chief Financial Officer. Under the agreement, if Mr. White is terminated for any reason other than cause, the Company would pay Mr. White one (1) year base salary in accordance with the Company’s regular payroll schedule. Mr. White would also be entitled to a gross amount equal to any quarterly bonus target applicable during the quarter, accelerated vesting of all outstanding stock options and coverage of health benefits for a period of up to 12 months. The agreement has a term of three years.

Effective October 1, 2014, the Company entered into an Executive Employment Agreement with Dr. William Roof, the Company’s Chief Executive Officer. The agreement provides for an annual base salary of $250,000. Under the agreement, if Dr. Roof is terminated for any reason other than cause, it would pay Dr. Roof the greater as follows: (a) 12 months if the Separation Date occurs less than 24 months after commencement of Dr. Roof’s employment as Chief Executive Officer, and (b) 24 months if the Separation Date occurs 24 months or more after the commencement of Dr. Roof’s employment as Chief Executive Officer.

Each of the agreements requires the executive to devote substantially all his time and efforts to our business and contains non-competition and nondisclosure covenants of the officer for the term of his employment and for a one year period thereafter. Each agreement provides that we may terminate the agreement for cause.

INTELLICHECK MOBILISA SUMMARY COMPENSATION TABLE

The following table sets forth compensation paid to executive officers whose compensation was in excess of $100,000 for any of the three fiscal years ended December 31, 2014. No other executive officers received total salary and bonus compensation in excess of $100,000 during any of such fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)		Total ($)

William H. Roof Chief Executive Officer & President(3)	2014	77,803	—	306,574	3,787		388,164

Nelson Ludlow Former Chief Executive Officer & President(3)	2014	194,750	25,000	—	147,083	(5)	366,833
	2013	246,000	—	—	—		246,000
	2012	227,667	10,000	—	—		237,667
Russell T. Embry Chief Technology Officer	2014	190,875					190,875
	2013	185,400	—	7,250	2,781	(6)	195,431
	2012	185,400	5,000	—	2,781	(6)	193,181
Bonnie Ludlow Senior Vice President(7)	2014	98,958	23,510		65,966	(8)	188,434
	2013	124,999	—	—	—		124,999
	2012	67,708	5,000	—	—		72,708

Bill White Chief Financial Officer	2014	188,469	10,000		1,236		199,705
	2013	185,000	—	7,250	—		192,250
	2012	131,042	2,500	—	3,238	(6)	136,780
Robert N. Williamsen Chief Revenue Officer(9)	2014	1,705		231,252			232,957

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 ____________

(1)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of awards for the years ended December 31, 2014, 2013, and 2012 computed in accordance with FASB ASC Topic 718. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, filed in this report, for information regarding assumptions underlying the valuation of equity awards.
(2)	No other compensation in excess of $10,000, including perquisites, was paid to any of Intellicheck Mobilisa’s named executive officers.
(3)	Dr. Roof was named Chief Operating Officer on August 11, 2014 and became Chief Executive Officer on October 1, 2014. Dr. Roof’s annual salary is $250,000.
(4)	Dr. Ludlow resigned effective September 30, 2014.
(5)	Includes certain severance and consulting payments made to Dr. Ludlow in 2014.
(6)	Represents matching contribution under the Company’s 401(K) Plan.
(7)	Ms. Ludlow resigned effective September 30, 2014.
(8)	Includes certain severance and consulting payments made to Ms. Ludlow in 2014.
(9)	Mr. Williamsen was named Chief Revenue Officer on December 12, 2014. Mr. Williamsen’s annual salary is $225,000.

Stock Option and Equity Incentive Plans

The principal purpose of the Stock Option and Equity Incentive Plans is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The Plans provide for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, performance-based awards and other stock-based awards.

The Company adopted several Stock Option Plans from 1998 through 2004 (and an amendment to the 2004 plan in 2006 pursuant to which the plan was renamed the “2006 Equity Incentive Plan” and amended to provide for the issuance of other types of equity incentives such as restricted stock grants) (collectively, the “Plans”) covering up to 781,250 of the Company’s common shares, pursuant to which officers, directors, key employees and consultants to the Company are eligible to receive incentive stock options and nonqualified stock options. The Compensation Committee of the Board of Directors administers these Plans and determines the terms and conditions of options granted, including the exercise price. These Plans generally provide that all stock options will expire within ten years of the date of grant. Incentive stock options granted under these Plans must be granted at an exercise price that is not less than the fair market value per share at the date of the grant and the exercise price must not be less than 110% of the fair market value per share at the date of the grant for grants to persons owning more than 10% of the voting stock of the Company. These Plans also entitle non-employee directors to receive grants of non-qualified stock options as approved by the Board of Directors.

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Administration.

The Plans are currently administered by the Compensation Committee as designated by the Board of Directors. The Compensation Committee has the power to interpret the Plans and to adopt rules for the administration, interpretation and application according to terms of the Plans.

Grant of Awards; Shares Available for Awards.

Certain employees, consultants and directors are eligible to be granted awards under the Plans. The Compensation Committee will determine who will receive awards under the Plans, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the Plans.

A total of 76,291 shares of Intellicheck Mobilisa’s Common Stock are available for issuance or delivery under the existing Plans. The number of shares of the Company’s Common Stock issued or reserved pursuant to the Plans will be adjusted at the discretion of the Board of Directors or the Compensation Committee as a result of stock splits, stock dividends and similar changes in the Company’s Common Stock.

Stock Options.

The Plans permit the Compensation Committee to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. The Compensation Committee will establish the duration of each option at the time it is granted, with maximum ten-year duration for incentive stock options, and may also establish vesting and performance requirements that must be met prior to the exercise of options. Stock option grants (other than incentive stock option grants) also may have exercise prices that are less than, equal to or greater than the fair market value of the Company’s Common Stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of the Company’s Common Stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of the Company’s Common Stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price.

Other Equity-Based Awards.

In addition to stock options, the Compensation Committee may also grant certain employees, consultants and directors shares of restricted stock, with terms and conditions as the Compensation Committee may, pursuant to the terms of the 2006 Plan, establish. The 2006 Plan does not allow awards to be made under terms and conditions which would cause such awards to be treated as deferred compensation subject to the rules of Section 409A of the Code.

Change-in-Control Provisions.

In connection with the grant of an award, the Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable.

Amendment and Termination.

The Compensation Committee may adopt, amend and rescind rules relating to the administration of the Plans, and amend, suspend or terminate the Plans, but no amendment will be made that adversely affects in a material manner any rights of the holder of any award without the holder’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. Intellicheck Mobilisa attempted to structure the Plans so that remuneration attributable to stock options and other awards will not be subject to a deduction limitation contained in Section 162(m) of the Code.

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The following table summarizes options and restricted stock units granted during the years 2013 and 2014, as of the date of this prospectus, to the named executive officers and directors, in post-split shares:

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Approval Date	Number of Securities Underlying Grant	Exercise or Base Price of Option Awards ($/Sh)	Fair Value at Grant Date ($)(1)	Expiration Date
Russell T. Embry	3/28/2013	3/28/2013	3,125	3.12	7,250	3/28/2018
Bill White	3/28/2013	3/28/2013	3,125	3.12	7,250	3/28/2018
William H. Roof	8/11/2014	7/25/2014	16,250	5.68	84,574	8/11/2019
William H. Roof	10/1/2014	7/25/2014	60,000	4.04	222,000	10/1/2019
Emil R. Bedard	9/30/2014	8/5/2014	3,817	3.93	15,000		(2)
Emil R. Bedard	9/30/2014	8/5/2014	7,634	3.93	30,001		(3)
Jack A. Davis	9/30/2014	8/5/2014	1,272	3.93	4,999		(4)
William P. Georges	9/30/2014	8/5/2014	1,272	3.93	4,999		(5)
Michael D. Malone	9/30/2014	8/5/2014	10,178	3.93	40,000		(6)
Michael D. Malone	9/30/2014	8/5/2014	10,178	3.93	40,000		(6)
Guy L. Smith	9/30/2014	8/5/2014	16,423	3.93	45,000	9/30/2019	(7)
Guy L. Smith	9/30/2014	8/5/2014	10,949	3.93	30,000	9/30/2019	(7)
Robert N. Williamsen	12/18/2014	12/18/2014	100,000	3.09	231,252	12/18/2019

(1)	The grant date fair value of each equity award has been computed in accordance with ASC 718.
(2)	The grant date fair value of each equity award has been computed in accordance with ASC 718. Restricted shares shall vest and shares of stock shall be issued on January 31, 2015.
(3)	The grant date fair value of each equity award has been computed in accordance with ASC 718. Restricted shares shall vest and shares of stock shall be issued on January 31, 2016.
(4)	The grant date fair value of each equity award has been computed in accordance with ASC 718. Restricted shares shall vest and shares of stock shall be issued on October 31, 2014.
(5)	The grant date fair value of each equity award has been computed in accordance with ASC 718. Restricted shares shall vestand shares of stock shall be issued on October 31, 2014.
(6)	The grant date fair value of each equity award has been computed in accordance with ASC 718. Restricted shares shall vest and shares of stock shall be issued on January 15, 2015.
(7)	Options fully vested October 31, 2014.

The following table summarizes unexercised options as of December 31, 2014 for the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	No. of Securities Underlying Unexercised Options/Warrants			Option	Option
Name	Exercisable	Unexercisable		Exercise Price ($)	Expiration Date
Nelson Ludlow	3,125	—		29.04	03/20/18
Russell T. Embry	4,375			11.60	06/02/15
Russell T. Embry	782	2,343	(1)	3.12	03/28/18
Bill White	782	2,343	(1)	3.12	03/28/18
William H. Roof	0	16,250		5.68	8/11/2019
William H. Roof	0	60,000		4.04	10/1/2019
Robert N. Williamson	0	100,000		3.09	12/18/2019

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(1)	These shares vest 25% per year on the anniversary of the date of grant beginning March 28, 2013.

OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Options		Stock Awards
Name	No. of Shares Acquired Upon Exercise (#)	Value Received Upon Exercise ($)(1)	No. of Shares Acquired Upon Vesting (#)	Value Received Upon Vesting ($)
—	—	—	—	—

No officers named in the Summary Compensation Table exercised stock options or received shares from vested or unrestricted awards during fiscal year 2014.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Non-qualified Deferred Compensation

Intellicheck Mobilisa does not maintain any non-qualified defined contribution or deferred compensation plans. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide Intellicheck Mobilisa’s officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in the company’s best interests. Intellicheck Mobilisa sponsors a tax qualified defined contribution 401(k) plan in which Mr. Embry and Mr. White participated in 2013. Intellicheck Mobilisa made a matching contribution to the plan equal to 50% of the first 6% an employee contributes into the plan.

Compensation of Directors

The table below sets forth certain information concerning compensation of Intellicheck Mobilisa’s directors who served in 2014.

Name and Principal Position	Fees Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	All Other Compensation ($)(4)	Total ($)
Nelson Ludlow, Director(2)	—	—	—	—	—
General Emil Bedard, Director	15,000	—	45,002	15,000	75,002
Bonnie Ludlow, Director	—	—	—	—	—
Guy L. Smith, Director(3)	—	75,000	—	—	75,000
Woody M. McGee, Director		—	—	—
Michael D. Malone, Chairman	33,333	—	80,000	—	113,333
Willam P. Georges	2,500		4,999		7,499
Jack A. Davis	2,500		4,999		7,499

(1)	The amounts reported in the “Option Awards” and “Stock Awards” columns reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, filed in this report, for information regarding assumptions underlying the valuation of equity awards.
(2)	Dr. Ludlow resigned effective September 30, 2014. As of December 31, 2014, Mr. Ludlow had aggregate outstanding options to purchase 3,125 shares of common stock.
(3)	As of December 31, 2014, Mr. Smith had aggregate outstanding options to purchase 37,603 shares of common stock.
(4)	No other compensation, including perquisites in excess of $10,000, was paid to any of the directors.

The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with attendance at board meetings.

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Effective July 1, 2011, all directors receive the following annual compensation: the Chairman of the Board $80,000; other non-employee and employee directors $60,000. The amounts are payable quarterly. In 2013, directors waived the majority of their fees to assist with the Company’s cash management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Governance Committee reviews transactions with firms associated with directors and nominees for director. Intellicheck Mobilisa’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by Intellicheck Mobilisa’s Code of Business Conduct and Ethics which provides that waivers may only be granted by the Board of Directors and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in 2013. Intellicheck Mobilisa’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

The Company entered into a 10-year lease for the office space ending in 2017. Mobilisa leases office space from Eagle Coast, LLC, an entity that is wholly-owned by Dr. Nelson Ludlow, our former Chief Executive Officer and a former director, and Mrs. Bonnie Ludlow, our former Senior Vice President and one of our former directors, both of whom currently serve as consultants to the Company. For the years ended December 31, 2013 and 2012, total rent payments for this office space were $92,046 and $91,780.

As described above, in September 2014, the Company entered into a separation and consulting agreement with Dr. Nelson Ludlow, our former Chief Executive Officer and a former director, and Mrs. Bonnie Ludlow, our former Senior Vice President and one of our former directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by our directors, the individuals named in the Summary Compensation Table, all directors and executive officers as a group and beneficial owners of more than 5% of our common stock as of January 7, 2015 and as adjusted to reflect the shares of common stock to be issued and sold in the offering, assuming no exercise of the underwriter’s option to purchase additional shares.

We have determined beneficial ownership of securities in accordance with the rules of the SEC. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options, warrants and restricted stock units held by the respective person or group which may be exercised or converted within 60 days after January 7, 2015. For purposes of calculating each person’s or group’s percentage ownership, stock options, warrants exercisable and restricted stock units that could be settled within 60 days after January 7, 2015 are included for that person or group but not the stock options, warrants or restricted stock units of any other person or group.

Applicable percentage ownership is based on 4,934,601 shares of our common stock outstanding as of January 7, 2015. Percentage ownership of our common stock after this offering includes our sale of          shares of common stock in this offering.

The address of each director and officer, as well as that of Nelson Ludlow and Bonnie Ludlow, who are consultants to the Company is c/o Intellicheck Mobilisa, Inc. 191 Otto Street, Port Townsend, Washington 98368.

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Name	Shares Beneficially Owned	Percent	As Adjusted
L. Gen. Emil R. Bedard	58,562	1.2	*
Russell T. Embry(1)	5,156	*	*
Bill White(2)	1,506	*	*
Guy L. Smith(3)	21,369	*	*
William Roof	2	*	*
William P. Georges	1,272	*	*
Robert N. Williamsen	0	*	*
Jack A. Davis	1,272	*	*
Michael D. Malone	2,813	*	*
All Executive Officers & Directors as a group (9 persons)(4)	91,952	1.9

5% Shareholders
Dr. Nelson Ludlow(5)	527,091	10.7
Bonnie Ludlow	862,035	17.5

* Indicates beneficial ownership of less than one percent of the total outstanding Common Stock.

(1) Includes 5,156 shares issuable upon exercise of stock options exercisable within 60 days.

(2) Includes 781 shares issuable upon exercise of stock options exercisable within 60 days.

(3) Includes 10,231 shares issuable upon exercise of stock options exercisable within 60 days.

(4) Includes 16,168 shares issuable upon exercise of stock options exercisable within 60 days.

(5) Includes 3,125 shares issuable upon exercise of stock options exercisable within 60 days.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For more detailed information, please see copies of these documents, which are included as exhibits to the registration statement of which this prospectus forms a part. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

We are a Delaware corporation. The rights of our stockholders are governed by the Delaware General Corporation Law, or the DGCL, and our amended certificate of incorporation and our amended and restated bylaws. The following summary of some of the material terms, rights and preferences of our capital stock is not complete. You should read our amended certificate of incorporation, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to as our bylaws, for more complete information. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

We may offer shares of our common stock from time to time. Pursuant to our certificate of incorporation, we have the authority to issue 40,000,000 shares of common stock, $0.001 par value. As of January 7, 2015, we had 4,934,601 shares of common stock outstanding. As of January 7, 2015, there were approximately 54 holders of record of our common stock. We effected a one for eight reverse split of our common stock on August 12, 2014.

Our common stockholders are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights, meaning that the holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.

Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock.

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If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders, if any, receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

Preferred Stock

We may offer shares of our preferred stock from time to time, in one or more series. Pursuant to our certificate of incorporation, we have the authority to issue 1,000,000 shares of preferred stock, $0.01 par value. As of December 18, 2014, we had no shares of preferred stock outstanding. Our board of directors may, without action by stockholders, issue one or more series of preferred stock. The board may determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could decrease the market price of our common stock. The issuance of preferred stock also could delay, deter or prevent a change of control of Intellicheck Mobilisa.

We have summarized material provisions of the preferred stock in this section. This summary is not complete. We will file a form of certificate of designation designating the rights and preferences of the preferred stock with the SEC prior to any issuance of preferred stock, and you should read such certificate of designation for provisions that may be important to you.

The certificate of designation relating to any series of preferred stock we could offer would include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the preferred stock
•	the maximum number of shares of the series;
•	the dividend rate or the method of calculating and paying the dividend, the date from which dividends will accrue and whether dividends will be cumulative;
•	any liquidation preference;
•	any optional redemption provisions;
•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;
•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;
•	any voting rights;
•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares; and
•	any shares of preferred stock we issue will be fully paid and nonassessable.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Our certificate of incorporation, bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware law.

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

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•	the owner of 15% or more of the outstanding voting stock of the corporation;
•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and
•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board approves the transaction that made the stockholder an interested stockholder before the date of that transaction;
•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or
•	on or subsequent to the date of the transaction, the business combinations approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Stockholder Proposals and Director Nominations.

Our stockholders can submit stockholder proposals and nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our bylaws.

To nominate directors, stockholders must submit a written notice at least 120 days before the first anniversary of the date of our proxy statement for the previous year’s annual stockholders’ meeting. The notice must include the name and address of the stockholder, the class and number of shares owned by the stockholder, information about the nominee required by the SEC and the written consent of the nominee to serve as a director. Our board of directors may require the nominee to furnish the same information as is required in the stockholders’ notice that pertains to the nominee.

Stockholder proposals must be submitted at least 120 days before the first anniversary of the date of our proxy statement for the previous year’s annual stockholders’ meeting. The notice must include a description of the proposal, the reasons for bringing the proposal before the meeting, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in the proposal.

In each case, if we did not hold an annual meeting in the previous year or if we have changed the date of the annual meeting by more than 30 days from the date contemplated in the previous year’s proxy statement, stockholders must submit the notice within a reasonable time before we begin to print and send our proxy materials.

Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.

Limitation of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

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•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and
•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Stock Exchange

Our common stock is listed on the NYSE MKT LLC under the symbol “IDN.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Continental Stock Transfer, 17 Battery Place, 8th Floor, New York, NY 10004. Its phone number is (212) 509-4000.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of January 7, 2015, upon the completion of this offering,            shares of our common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options after January 7, 2015. Of these shares, all of the shares sold in this offering and all of the shares of common stock sold in our other public offerings will be freely tradable, unless these shares are held by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining outstanding shares of our common stock are deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, all of our officers and directors have agreed with the underwriters of this offering, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for our common stock during the period ending 90 days after the date of this prospectus, except with the prior written consent of Aegis Capital Corp. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•	shares sold in this offering will be immediately available for sale in the public market; and
•	91,952 shares will be eligible for sale in the public market on _________ ___, 2015 upon the expiration of lock-up agreements entered into in connection with this offering.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

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•	1% of the number of shares then outstanding, which will equal approximately shares immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares outstanding as of January 7, 2015; or
•	the average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Provided in each case that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale, such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Lock-up Agreements

In connection with this offering, all of our directors and executive officers, who collectively held 91,952 shares of common stock as January 7, 2015, have signed lock-up agreements that prevent them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than 90 days from the date of the preliminary prospectus prepared for this offering without the prior written consent of each of Aegis Capital Corp. The representatives may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 90-day period. When determining whether or not to release shares from the lock-up agreements, the representatives may consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

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UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated                        , 2015 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below and the underwriters named below have severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following respective number of shares of our common stock:

Underwriter	Number of Shares
Aegis Capital Corp.

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common stock offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the common stock to other securities dealers at such price less a concession of $        per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of          additional shares of common stock from us solely to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $     million and the total proceeds to us, before expenses will be $     million.

Discounts and Commissions.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay the underwriters a non-accountable expense allowance equal to 0.5% of the public offering price of the shares (excluding shares that we may sell to the underwriters to cover over-allotments). We have also agreed to pay all expenses relating to the offering, including (a) all filing fees and communication expenses relating to the registration of the shares to be sold in the offering (including shares sold upon exercise of the underwriters’ over-allotment option) with the Securities and Exchange Commission; (b) all fees associated with the review of the offering by FINRA and all fees and expenses relating to the listing of such shares on the NYSE MKT; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the “blue sky” securities laws designated by the underwriters; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (e) costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which we or our designee will provide within a reasonable time after closing in such quantities as the underwriter may reasonably request, not to exceed $2,000 in the aggregate; (f) fees and expenses of the underwriters’ legal counsel not to exceed $50,000; (g) the $25,000 cost associated with the use of Ipreo’s book building, prospectus tracking, and compliance software for the offering; (h) all fees, expenses incurred by the Representative in conducting background checks of our directors and officers in an amount not to exceed $1,500 per individual and $15,000 in the aggregate; and (i) up to $20,000 of the underwriter’s actual accountable “road show” expenses for the offering.

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We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $200,000.

Lock-Up Agreements.

Pursuant to certain “lock-up” agreements, (a) our executive officers and directors as of the pricing date of the offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the prior written consent of the representative, for a period of 3 months from the date of the offering, and (b) we, and any successor, have agreed, subject to certain exceptions, not to for a period of 3 months from the date of the pricing of the offering (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock; (2) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in (1), (2), or (3) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions, (1) the issuance by us of stock options pursuant to our existing stock incentive plans, (2) the issuance of common stock upon the exercise of outstanding stock options and warrants or (3) transfers pursuant to a sale or an offer to purchase 100% of our outstanding common stock.

The restricted period described in the preceding paragraph will be extended if:

•             during the last 17 days of the restricted period we issue a release regarding earnings or regarding material news or events relating to us; or

•             prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

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Right of First Refusal.

Until twelve months from the effective date of the registration statement, the representative shall have an irrevocable right of first refusal to act as sole investment banker or sole book runner, exclusive placement agent, exclusive financial advisor or in any other similar capacity, on the representative’s customary terms and conditions, in the event our company or any subsidiary retains or otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue a registered, underwritten public offering of, a private placement of securities, or other similar transaction.

Electronic Offer, Sale and Distribution of Shares.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Stabilization.

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress;
•	Overallotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market;
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering; and
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on NYSE MKT.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

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An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

65

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

66

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

67

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Seattle, Washington. Certain legal matters will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Intellicheck Mobilisa, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility and the website of the SEC referred to above. We also maintain a website at www.icmobil.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

68

INTELLICHECK MOBILISA, INC.

INTELLICHECK MOBILISA, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,066,968	$224,386
Accounts receivable, net of allowance of $0 as of September 30, 2014, and December 31, 2013	2,622,301	1,041,519
Inventory	115,021	54,677
Other current assets	90,796	107,519
Total current assets	5,895,086	1,428,101

PROPERTY AND EQUIPMENT, net	348,919	369,095
GOODWILL	12,308,661	12,308,661
INTANGIBLE ASSETS, net	3,972,812	3,724,354
OTHER ASSETS	72,006	72,006

Total assets	$22,597,484	$17,902,217

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$637,492	$478,588
Accrued expenses	637,898	701,928
Deferred revenue, current portion	1,173,130	967,912
Other current liabilities	505,000	-
Total current liabilities	2,953,520	2,148,428

OTHER LIABILITIES
Deferred revenue, long-term portion	495,614	233,732
Deferred rent	134,965	163,753
Other long-term liabilities	82,500	0
Total liabilities	3,666,599	2,545,913

STOCKHOLDERS’ EQUITY:
Common stock - $.001 par value; 40,000,000 shares authorized; 4,932,057 and 3,486,557 shares issued and outstanding, respectively	4,932	3,487
Additional paid-in capital	106,264,525	101,008,381
Accumulated deficit	(87,338,572)	(85,655,564)
Total stockholders’ equity	18,930,885	15,356,304

Total liabilities and stockholders’ equity	$22,597,484	$17,902,217

See accompanying notes to consolidated financial statements

F-1

INTELLICHECK MOBILISA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

REVENUES	$3,218,344	$2,578,863	$5,507,434	$5,932,239
COST OF REVENUES	(1,202,760)	(797,488)	(2,013,218)	(2,295,871)
Gross profit	2,015,584	1,781,375	3,494,216	3,636,368

OPERATING EXPENSES
Selling	398,035	257,000	1,106,206	793,908
General and administrative	836,841	1,035,941	2,744,225	3,074,299
Research and development	453,022	472,711	1,327,376	1,592,056
Total operating expenses	1,687,898	1,765,652	5,177,807	5,460,263

Income (loss) from operations	327,686	15,723	(1,683,591)	(1,823,895)

OTHER INCOME (EXPENSE)
Interest income	7	73	661	88
Interest expense	-	-	(78)	-
Other income (expense)	50	-	-	-

Net income (loss)	$327,743	$15,796	$(1,683,008)	$(1,823,807)

PER SHARE INFORMATION
Income (loss) per common share -
Basic	$0.07	$0.00	$(0.35)	$(0.53)
Diluted	$0.07	$0.00	$(0.35)	$(0.53)

Weighted average common shares used in computing per share amounts -
Basic	4,932,057	3,474,449	4,756,703	3,471,477
Diluted	4,945,807	3,480,170	4,756,703	3,471,477

See accompanying notes to consolidated financial statements

F-2

INTELLICHECK MOBILISA, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the nine months ended September 30, 2014

(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

BALANCE, January 1, 2014	3,486,557	$3,487	$101,008,381	$(85,655,564)	$15,356,304

Stock option compensation			10,266		10,266
Issuance of common stock	1,445,500	1,445	5,245,878		5,247,323
Net loss	-	-	-	(1,683,008)	(1,683,008)

BALANCE, September 30, 2014	4,932,057	$4,932	$106,264,525	$(87,338,572)	$18,930,885

See accompanying notes to consolidated financial statements

F-3

INTELLICHECK MOBILISA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,683,008)	$(1,823,807)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	454,971	802,402
Noncash stock-based compensation expense	10,266	27,958
Changes in assets and liabilities:
Decrease (Increase) in accounts receivable	(1,580,782)	(712,613)
Decrease (Increase) in inventory	(60,344)	283,284
(Decrease)Increase in other current assets	16,723	4,430
(Decrease) Increase in accounts payable, accrued expenses	94,874	835,518
(Decrease)Increase in deferred revenue	467,100	(442,310)
(Decrease) Increase in deferred rent	(28,788)	(14,690)
Net cash used in operating activities	$(2,308,988)	$(1,039,828)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(95,753)	(73,106)
Net cash used in investing activities	$(95,753)	$(73,106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock from exercise of stock options	5,247,323	70,472
Net cash provided by financing activities	5,247,323	70,472

Net increase in cash and cash equivalents	$2,842,582	$(1,042,462)

CASH AND CASH EQUIVALENTS, beginning of period	224,386	1,685,879

CASH AND CASH EQUIVALENTS, end of period	$3,066,968	$643,417

Supplemental disclosure of noncash investing activities:
Covenant not to compete (note 10)	$587,500	$-

See accompanying notes to consolidated financial statements

F-4

INTELLICHECK MOBILISA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	NATURE OF BUSINESS

Business

Intellicheck Mobilisa is a leading technology company providing wireless technology and identity systems for various applications, including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Fugitive Finder™ system, an advanced ID card access control product currently protecting military bases and secure federal locations; ID Check®, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issued IDs, designed to improve the Customer Experience for the financial, hospitality and retail sectors; barZapp™, an ID-checking mobile app that allows a user’s smartphone to check an ID card. Wireless products include enterprise wireless system installation in rural areas of the country.

Reverse Stock Split

Effective on August 12, 2014 and commencing with the opening of trading on August 13, 2014, the Company effected a reverse stock split of the issued and outstanding common stock, $0.001 par value per share, at a ratio of one-for-eight, with each eight (8) issued and outstanding shares of the common stock automatically combined and converted into one (1) issued and outstanding share of the common stock. The reverse stock split was approved by stockholders holding a majority of the outstanding voting power at a special meeting of stockholders held on August 12, 2014. All information in the consolidated financial statements and the notes thereto regarding share amounts of the common stock and prices per share of the common stock has been adjusted to reflect the application of the reverse stock split on a retroactive basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Mobilisa, Inc. (“Mobilisa”) and Positive Access Corporation (“Positive Access”). All intercompany balances and transactions have been eliminated upon consolidation.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments necessary for a fair presentation of the Company’s financial position at September 30, 2014 and the results of its operations for the three and nine months ended September 30, 2014 and 2013, stockholders’ equity for the nine months ended September 30, 2014 and cash flows for the nine months ended September 30, 2014 and 2013. All such adjustments are of a normal and recurring nature. Interim financial statements are prepared on a basis consistent with the Company’s annual financial statements. Results of operations for the nine month period ended September 30, 2014, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2014.

The balance sheet as of December 31, 2013 has been derived from the audited financial statements at that date but does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements.

References in this Quarterly Report on Form 10-Q to “authoritative guidance” is to the Accounting Standards Codification issued by the Financial Accounting Standards Board (“FASB”).

For further information, refer to the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

F-5

In May 2014, the FASB issued a new standard on revenue recognition which outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and jurisdictions and also requires enhanced disclosures. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of this standard on the consolidated financial statements.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating the impact of the adoption of ASU 2014-14 on the consolidated financial statements and disclosures.

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. Significant estimates and assumptions that affect amounts reported in the financial statements include impairment of goodwill, valuation of intangible assets, deferred tax valuation allowances, and the fair value of stock options granted under the Company’s stock-based compensation plans. Due to the inherent uncertainties involved in making estimates, actual results reported in future periods may be different from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less when purchased. There were no cash equivalents held on September 30, 2014 and December 31, 2013.

Allowance for Doubtful Accounts

The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, credit quality of the Company’s customers, current economic conditions and other factors that may affect customers’ ability to pay.

Inventory

Inventory is stated at the lower of cost or market and cost is determined using the first-in, first-out method. Inventory is primarily comprised of finished goods.

Goodwill

Goodwill represents the excess of acquisition cost over the fair value of net assets acquired in business combinations. Pursuant to ASC Topic 350, the Company tests goodwill for impairment on an annual basis in the fourth quarter, or between annual tests, in certain circumstances, such as the occurrence of operating losses or a significant decline in earnings associated with the asset. The Company evaluates goodwill for impairment using guidance under ASU 2011-8, which allows the Company to complete a qualitative analysis to determine whether it is necessary to perform the two step quantitative impairment test.

F-6

Intangible Assets

Acquired intangible assets include primarily trade names, patents, developed technology and backlog from the acquisition of Mobilisa and Positive Access. The Company uses the straight line method to amortize these assets over their estimated useful lives. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable in accordance with ASC Topic 360. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. There were no impairment charges recognized during the nine months ended September 30, 2014 and 2013.

Income Taxes

The Company accounts for income taxes under in accordance with ASC Topic 740, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using expected tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The Company has recorded a full valuation allowance for its net deferred tax assets as of September 30, 2014 and December 31, 2013, due to the uncertainty of the realizability of those assets.

Financial Instruments

The Company adheres to the provisions of ASC Topic 820, which requires that the Company to calculate the fair value of financial instruments and include this additional information in the notes to financial statements when the fair value is different than the book value of those financial instruments. The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. At September 30, 2014 and December 31, 2013, the carrying value of the Company’s financial instruments approximated fair value, due to their short-term nature.

Revenue Recognition and Deferred Revenue

Revenue is generally recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectability is probable, and there is no future Company involvement or commitment. The Company sells its commercial products directly through its sales force and through distributors. Revenue from direct sales of products is recognized when shipped to the customer and title has passed.

Under the provisions of ASC Topic 605-25, “Revenue Arrangements with Multiple Deliverables,” for multi-element arrangements that include tangible products containing software essential to the tangible product’s functionality and undelivered software elements relating to the tangible product’s essential software, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price and (iii) best estimate of the selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis.

The Company also recognizes revenues from licensing of its patented software to customers. The licensed software requires continuing service or post contractual customer support and performance; accordingly, a portion of the revenue is deferred based on its fair value and recognized ratably over the period in which the future service, support and performance are provided, which is generally one to three years. Royalties from the licensing of the Company’s technology are recognized as revenues in the period they are earned.

Revenue from research and development contracts are generally with government agencies under long-term cost-plus fixed-fee contracts, where revenue is based on time and material costs incurred. Revenue from these arrangements is recognized as time is spent on the contract and materials are purchased. Research and development costs are expensed as incurred.

The Company also performs consulting work for other companies. These services are billed based on time and materials. Revenue from these arrangements is also recognized as time is spent on the contract and materials are purchased.

Subscriptions to database information can be purchased for month-to-month, one, two, and three year periods. Revenue from subscriptions are deferred and recognized over the contractual period, which is typically three years.

F-7

The Company offers enhanced extended warranties for its sales of hardware and software at a set price. The revenue from these sales are deferred and recognized on a straight-line basis over the contractual period, which is typically one to four years.

Business Concentrations and Credit Risk

During the three month period ended September 30, 2014, the Company made sales to one customer that accounted for approximately 10% of total revenues. The revenue was associated with a commercial ID Check sale. This customer represented 1% of total accounts receivable at September 30, 2014. There were no significant customers for the nine months ended September 30, 2014. During the three and nine month periods ended September 30, 2013, the Company made sales to one customer that accounted for approximately 23% and 21% of total revenues. The revenue was associated with wireless network installations in Washington State. This customer represented 24% of total accounts receivable at September 30, 2013.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of common stock and potentially dilutive common stock outstanding during the period. The dilutive effect of outstanding options and restricted stock is reflected in diluted earnings per share by application of the treasury stock method. The calculation of diluted net income (loss) per share excludes all anti-dilutive shares.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Numerator:
Net income (loss)	$327,743	$15,796	$(1,683,008)	$(1,823,807)

Denominator:
Weighted average common shares – basic	4,932,057	3,474,449	4,756,703	3,471,477
Dilutive effect of equity incentive plans	13,750	5,721	-	-
Weighted average common shares – diluted	4,945,807	3,480,170	4,756,703	3,471,477

Net income (loss) per share
Basic	$0.07	$0.00	$(0.35)	$(0.53)
Diluted	$0.07	$0.00	$(0.35)	$(0.53)

The following table summarizes the common stock equivalents excluded from income (loss) per diluted share because their effect would be anti-dilutive:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Warrants	64,981	-	64,891	-
Stock options	61,728	141,372	75,478	126,841
	126,709	141,372	140,369	126,841

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result.

F-8

3.	INTANGIBLE ASSETS

The following summarizes amortization of acquisition related intangible assets included in the statement of operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cost of sales	$59,163	$192,854	$242,354	$578,562
General and administrative	$28,785	33,952	$96,688	101,855
	$87,948	$226,806	$339,042	$680,417

On September 30, 2014 the Company entered into a non-compete agreement, amounting to $578,500 which has been capitalized as an intangible asset. (Note 10)

4.	REVOLVING LINE OF CREDIT

The Company entered into a revolving credit facility with Silicon Valley Bank. On October 15, 2014, this facility was renewed for an additional year. The maximum borrowing under the facility is $2 million. Borrowings under the facility are subject to certain limitations based on a percentage of accounts receivable, as defined in the agreement, and are secured by all of the Company’s assets. The facility bears interest at a rate of U.S. prime (3.25% at September 30, 2014) plus 1.25% - 1.75%, depending on the Company’s cash plus availability. Interest is payable monthly and the principal is due upon maturity on October 15, 2015. At September 30, 2014, there were no amounts outstanding, and unused availability under the facility was approximately $658,000.

The facility contains a tangible net worth covenant requiring that, as of each monthly reporting, total assets minus intangible assets minus capitalized software development costs minus total liabilities plus subordinated debt is at least equal to $1,948,400, starting October 15, 2014, and increasing immediately by 50% for new debt or equity received and 50% of quarterly net income (with no reduction for losses).

5.	INCOME TAXES

As of September 30, 2014, the Company had net operating loss carryforwards (NOL’s) for federal and New York state income tax purposes of approximately $41 million. There can be no assurance that the Company will realize any benefit of the NOL’s. The federal and New York state NOL’s are available to offset future taxable income and expire from 2018 through 2030 if not utilized. Under Section 382 of the Internal Revenue Code, these NOL’s may be limited due to ownership changes. The Company has not yet completed its review to determine whether or not these NOL’s will be limited under Section 382 of the Internal Revenue Code due to the ownership change from the acquisition of Mobilisa, Inc.

The Company has recorded a full valuation allowance against its net deferred assets since management believes that it is more likely than not that these assets will not be realized.

The effective tax rate for the nine months ended September 30, 2014 and 2013 is different from the tax benefit that would result from applying the statutory tax rates primarily due to the recognition of valuation allowances.

6.	SHARE BASED COMPENSATION

The Company accounts for the issuance of equity awards to employees in accordance with ASC Topic 718 and 505, which requires that the cost resulting from all share based payment transactions be recognized in the financial statements. These pronouncements establish fair value as the measurement objective in accounting for share based payment arrangements and requires all companies to apply a fair value based measurement method in accounting for all share based payment transactions with employees.

All stock-based compensation is included in operating expenses for the periods as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Compensation cost recognized:
Selling	$-	$-	$-	$13,100
General & Administrative	4,928	1,761	6,927	4,923
Research & Development	757	3,538	3,339	9,935
	$5,685	$5,299	$10,266	$27,958

F-9

Stock option activity under the 1998, 1999, 2001, 2003 and 2006 Stock Option Plans during the periods indicated below were as follows:

	Number of Shares Subject to Issuance	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2013	40,936	$18.48	2.42 years	$12,100

Granted	43,622	4.58
Forfeited or expired	(9,080)	$11.79
Exercised
Outstanding at September 30, 2014	75,478	$11.27	3.75 years	$11,138

Exercisable at September 30, 2014	21,544	$28.70	1.58 years	$2,784

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had they all exercised their options on September 30, 2014. This amount changes based upon the fair market value of the Company’s stock.

As of September 30, 2014, there was $324,990 of total unrecognized compensation expense, net of estimated forfeitures, related to all unvested stock options and restricted stock, which is expected to be recognized over a weighted-average period of 2.99 years.

As of September 30, 2014, the Company had 438,130 options available for future grants under the Plans. The Company uses the Black-Scholes option pricing model to value the options. The Company issued 34,351 shares of restricted stock units during the quarter ended September 30, 2014.

7.	ISSUANCE OF COMMON STOCK

On January 14, 2014, the Company completed a public offering of 1,118,375 shares of common stock at a price to the public of $3.60 per share. The number of shares the Company sold includes the underwriters’ full exercise of their over-allotment option of 145,875 shares. Net proceeds to the Company from the offering, before expenses, were approximately $3,644,000. The underwriter received a warrant to purchase 48,625 shares of common stock, at the price of $4.48 (125% of the price of the shares sold in the offering), which will be exercisable one year after the date of the offering and will expire on the fifth anniversary of that offering.

On April 10, 2014, the Company completed a public offering of 327,125 shares of common stock at a price to the public of $6.40 per share. Net proceeds to the Company from the offering, before expenses, were approximately $2,094,000. The underwriter received a warrant to purchase 16,356 shares of common stock, at a price of $8.00 per share (125% of the price of the shares sold in the offering), which will be exercisable one year after the date of the offering and will expire on the fifth anniversary of that offering. The underwriter and certain directors and officers waived the right to exercise an aggregate of 93,407 stock options and warrants until a future date yet to be determined.

8.	LEGAL PROCEEDINGS

The Company is not aware of any infringement by the Company’s products or technology on the proprietary rights of others.

The Company is not currently involved in any legal or regulatory proceeding, or arbitration, the outcome of which is expected to have a material adverse effect on its business.

F-10

9.	COMMITMENTS AND CONTINGENCIES

In March 2009, the Company entered into an agreement with an investor relations firm. The agreement is automatically renewed for successive twelve month periods unless either party gives written notice no later than 30 days prior to the expiration period. Afterwards, the fee may be subject to change by mutual agreement of the parties. As of April 1, 2011, the fee was reduced to $10,000 per month.

10.	RELATED PARTY TRANSACTIONS

Mobilisa leases office space from an entity that is wholly-owned by two former directors, who are also former members of management. The Company entered into a 10-year lease for the office space ending in 2017. The annual rent for this facility is currently $85,498 and is subject to annual increases based on the increase in the CPI index plus 1%. The Company is a guarantor of the leased property. For the three and nine months ended September 30, 2014, total rental payments for this office space were $22,075 and $66,226, respectively. For the three and nine months ended September 30, 2013, total rental payments for this office space were $22,075 and $66,226, respectively.

On September 30, 2014, the CEO and a Senior Vice President (collectively, the “Executives”), who were also board members, retired from the Company and simultaneously resigned from the board of directors. In connection with the separation, the Company entered into a separation and consulting agreement with the Executives. Included as part of the arrangement, the Company committed to payments totaling $587,500 to be made over a period of 15 months. In exchange for the consideration, the Executives agreed not to compete with the Company, solicit any employee, contractor or consultant of the Company to terminate employment or contractual relationship with the Company, as well refrain from other activities, as defined in the agreement. There is a renewal option contained in each agreement, which must be mutually agreed to, for an additional nine month period commencing on January 1, 2015 in exchange for aggregate monthly payments of $27,500. At September 30, 2014, the Company recorded the future payments of the agreement as a liability and as a non-compete intangible asset totaling $587,500. The costs of the non-compete will be amortized over the term of the agreement (15 months). There was no amortization expense recognized for the three or nine months ended September 30, 2014. The Company made a lump sum payment of $87,500 on October 1, 2014, will make a payment of $87,500 January 1, 2015, and will make 15 monthly payments of $27,500 beginning on November 1, 2014 as a result of entering into the agreements with the Executives.

As of September 30, 2014, the Company had $0 in accrued expenses related to board fees for the first three quarters of 2014. The Company and directors entered into an agreement to take restricted stock units and stock options in lieu of a portion of the cash payments.

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Intellicheck Mobilisa, Inc.

We have audited the accompanying consolidated balance sheets of Intellicheck Mobilisa, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intellicheck Mobilisa, Inc. as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP
December 19, 2014
Iselin, NJ

F-12

INTELLICHECK MOBILISA, INC.

CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2013 and 2012

	2013	2012

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$224,386	$1,685,879
Accounts receivable, net of allowance of $0 and $1,613	1,041,519	869,747
Inventory	54,677	337,559
Other current assets	107,519	105,881
Total current assets	1,428,101	2,999,066
PROPERTY AND EQUIPMENT, net	369,095	449,438
GOODWILL	12,308,661	12,308,661
INTANGIBLE ASSETS, net	3,724,354	4,631,577
OTHER ASSETS	72,006	72,006

Total assets	$17,902,217	$20,460,748

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$478,588	$247,289
Accrued expenses	701,928	556,814
Deferred revenue, current portion	967,912	1,450,923
Total current liabilities	2,148,428	2,255,026

OTHER LIABILITIES
Deferred revenues, long-term portion	233,732	341,948
Deferred rent	163,753	185,339

Total liabilities	2,545,913	2,782,313

STOCKHOLDERS' EQUITY:
Common stock – $.001 par value; 40,000,000 shares authorized; 3,487,183 and 3,465,533 shares issued and outstanding as of 2013 and 2012, respectively	3,487	3,466
Additional paid-in capital	101,008,381	100,906,277
Accumulated deficit	(85,655,564)	(83,231,308)
Total stockholders’ equity	15,356,304	17,678,435

Total liabilities and stockholders’ equity	$17,902,217	$20,460,748

The accompanying notes are an integral part of these consolidated statements.

F-13

INTELLICHECK MOBILISA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

REVENUES	$7,298,537	$8,803,217
COST OF REVENUES	(2,772,984)	(3,001,997)
Gross profit	4,525,553	5,801,220

OPERATING EXPENSES
Selling	1,096,486	1,613,819
General and administrative	3,796,735	4,209,385
Research and development	2,056,744	2,239,011
Total operating expenses	6,949,965	8,062,215

Loss from operations	(2,424,412)	(2,260,995)

OTHER INCOME
Interest income	156	909

Net loss	$(2,424,256)	$(2,260,086)

PER SHARE INFORMATION:
Net loss per common share
Basic	$(0.70)	$(0.65)
Diluted	$(0.70)	$(0.65)

Weighted average common shares used in computing per share amounts
Basic	3,487,183	3,465,533
Diluted	3,487,183	3,465,533

The accompanying notes are an integral part of these consolidated statements.

F-14

INTELLICHECK MOBILISA, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

BALANCE, December 31, 2011	3,432,813	$3,433	$100,723,185	$(80,971,222)	$19,755,396

Stock based compensation expense (employees and directors)	-	-	52,677	-	52,677
Exercise of stock options	32,720	33	130,415	-	130,448
Net loss	-	-	-	(2,260,086)	(2,260,086)

BALANCE, December 31, 2012	3,465,533	3,466	100,906,277	(83,231,308)	17,678,435

Stock based compensation expense (employees and directors)	-	-	19,053	-	19,053
Exercise of stock options	19,150	19	70,453	-	70,472
Issuance of common stock	2,500	2	12,598	-	12,600
Net loss	-	-	-	(2,424,256)	(2,424,256)

BALANCE, December 31, 2013	3,487,183	$3,487	$101,008,381	$(85,655,564)	$15,356,304

The accompanying notes are an integral part of these consolidated statements.

F-15

INTELLICHECK MOBILISA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(2,424,256)	$(2,260,086)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,068,408	1,094,173
Non cash stock based compensation expense	31,653	52,677
Provision for doubtful accounts	-	(3,271)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(171,772)	2,192,312
Decrease (increase) in inventory	282,882	(325,665)
(Increase) decrease in other current assets	(1,637)	2,888
Increase (decrease) in accounts payable and accrued expenses	376,413	(92,823)
(Decrease) in deferred revenue	(591,227)	(305,200)
(Decrease) in deferred rent	(21,587)	(9,420)
Net cash (used in) provided by operating activities	(1,451,123)	345,585

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(80,842)	(184,303)
Net cash (used in) investing activities	(80,842)	(184,303)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock from exercise of stock options and warrants	70,472	130,448
Net cash provided by financing activities	70,472	130,448

Net (decrease) increase in cash and cash equivalents	(1,461,493)	291,730

CASH AND CASH EQUIVALENTS, beginning of year	1,685,879	1,394,148
CASH AND CASH EQUIVALENTS, end of year	$224,386	$1,685,878

The accompanying notes are an integral part of these consolidated statements.

F-16

INTELLICHECK MOBILELISA, INC,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

Business

Intellicheck Mobilisa, Inc. (the “Company” or “Intellicheck”) is a leading technology company that is engaged in developing, integrating and marketing wireless technology and identity systems for various applications including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Defense ID and Fugitive Finder systems, advanced ID card access control products currently protecting military and federal locations, and ID-Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from U.S. and Canadian jurisdictions designed to improve the Customer Experience for the financial, hospitality and retail sectors. Wireless products and services include Aegeus, a wireless security buoy system for the government, military and oil industry. The company is also engaged in the engineering, design and installation of wireless communications systems.

Reverse Stock Split

Effective on August 12, 2014 and commencing with the opening of trading on August 13, 2014, the Company effected a reverse stock split of the issued and outstanding common stock, $0.001 par value per share, at a ratio of one-for-eight, with each eight (8) issued and outstanding shares of the common stock automatically combined and converted into one (1) issued and outstanding share of the common stock. The reverse stock split was approved by stockholders holding a majority of the outstanding voting power at a special meeting of stockholders held on August 12, 2014. All information in the consolidated financial statements and the notes thereto regarding share amounts of the common stock and prices per share of the common stock has been adjusted to reflect the application of the reverse stock split on a retroactive basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Mobilisa, Inc. (“Mobilisa”) and Positive Access Corporation (“Positive Access”). All intercompany balances and transactions have been eliminated upon consolidation.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less when purchased. As of December 31, 2013 and 2012, cash equivalents were $0 and $0, respectively.

Allowance for Doubtful Accounts

The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, credit quality of the Company’s customers, current economic conditions and other factors that may affect customers’ ability to pay.

Inventory

Inventory is stated at the lower of cost or market and cost is determined using the first-in, first-out method. Inventory is primarily comprised of finished goods. As of December 31, 2013, the majority of our inventory related to Government and Commercial Identity products for intended near- term sales.

Long-Lived Assets and Impairment of Long-Lived Assets

The Company’s long-lived assets include property and equipment, goodwill and intangible assets.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” and SFAS 142, “Goodwill and other Intangible Assets” (ASC Topic 360). To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. No impairments were recognized during the years ended December 31, 2013 or 2012.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over their estimated useful lives ranging from three to ten-years using the straight- line method. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the term of the lease or estimated useful life of the asset.

Goodwill

Goodwill represents the excess of acquisition cost over the fair value of net assets acquired in business combinations. Pursuant to ASC Topic 350, the Company tests goodwill for impairment on an annual basis in the fourth quarter, or between annual tests, in certain circumstances. Under guidance, the Company first assessed qualitative factors to determine whether it was necessary to perform the two-step quantitative goodwill impairment test. An entity is not required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. Events or changes in circumstances which could trigger an impairment review include macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, other entity specific events and sustained decrease in share price.

The Company determined that a two-step quantitative analysis was necessary for both years ended December 31, 2013 and 2012.See Note 5 and Management’s Discussion and Analysis.

F-17

Intangible Assets

Acquired intangible assets include trade names, patents, developed technology and backlog described more fully in Note 5. The Company uses the straight line method to amortize these assets over their estimated useful lives. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable in accordance with ASC Topic 360. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. No impairments were recognized during the years ended December 31, 2013 and 2012.

Costs of Computer Software Developed or Obtained for Internal Use

The Company accounts for certain software costs under ASC Topic 350, which provides guidance for determining whether computer software is internal-use software and guidance on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use.

Capitalized Software Development Costs

Costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Software production costs for computer software that is to be used as an integral part of a product or process shall not be capitalized until both (a) technological feasibility has been established for the software and (b) all research and development activities for the other components of the product or process have been completed. The Company has not capitalized any software costs for the years ended December 31, 2013 and 2012.

Deferred Rent

The Company received certain rent abatements and incentives from landlords as an inducement to move into its New York office facility. In accordance with ASC Topic 840, the Company is amortizing these incentives on a straight line basis over the periods of the respective leases.

Revenue Recognition and Deferred Revenue

Revenue is generally recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectability is probable, and there is no future Company involvement or commitment. The Company sells its commercial products directly through its sales force and through distributors. Revenue from direct sales of products is recognized when shipped to the customer and title has passed.

Under the provisions of ASC Topic 605-25, “Revenue Arrangements with Multiple Deliverables,” for multi-element arrangements that include tangible products containing software essential to the tangible product’s functionality and undelivered software elements relating to the tangible product’s essential software, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price and (iii) best estimate of the selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis.

The Company also recognizes revenues from licensing of its patented software to customers. The licensed software requires continuing service or post contractual customer support and performance; accordingly, a portion of the revenue is deferred based on its fair value and recognized ratably over the period in which the future service, support and performance are provided, which is generally one to three years. Royalties from the licensing of the Company’s technology are recognized as revenues in the period they are earned.

Revenue from research and development contracts are generally with government agencies under long-term cost-plus fixed-fee contracts, where revenue is based on time and material costs incurred. Revenue from these arrangements is recognized as time is spent on the contract and materials are purchased. Research and development costs are expensed as incurred.

The Company also performs consulting work for other companies. These services are billed based on time and materials. Revenue from these arrangements is also recognized as time is spent on the contract and materials are purchased.

Subscriptions to database information can be purchased for month-to-month, one, two, and three year periods. Revenue from subscriptions are deferred and recognized over the contractual period, which is typically three years.

The Company offers enhanced extended warranties for its sales of hardware and software at a set price. The revenue from these sales are deferred and recognized on a straight-line basis over the contractual period, which is typically one to three years.

Research and Development Costs

Research and development costs are charged to expense as incurred.

F-18

Shipping Costs

The Company’s shipping and handling costs are included in cost of revenues for all periods presented.

Income Taxes

The Company accounts for income taxes under in accordance with ASC Topic 740, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using expected tax rates in effect for the year in which those temporary differences are expected to be recovered or settledT. he Company has recorded a full valuation allowance for its net deferred tax assets as of December 31, 2013 and 2012, due to the uncertainty of the realizability of those assets.

Fair Value of Financial Instruments

The Company adheres to the provisions of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (ASC Topic 820). This pronouncement requires that the Company calculate the fair value of financial instruments and include this additional information in the notes to financial statements when the fair value is different than the book value of those financial instruments. The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable.At December 31, 2013 and 2012, the carrying value of the Company’s financial instruments approximated fair value, due to their short-term nature.

Business Concentrations and Credit Risk

Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company maintains cash between three financial institutions. The cash equivalents consist of money market funds. The Company performs periodic evaluations of the relative credit standing of these institutions.

The Company’s sales are principally made to large retail customers, financial institutions concentrated in the United States of America and to U.S. government entities. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. During the years ended December 31, 2013 and 2012, the Company had one and three customers that accounted for approximately 17% and 40% of total revenues, respectively. The revenue resulted from wireless network installations in Washington State. These customers represented 12% and 5% of total accounts receivable at December 31, 2013 and 2012, respectively.

As of December 31, 2013, the Company had three suppliers for the production of its input devices. T he Company has modified its software to operate in windows based systems and can integrate with different hardware platforms that are readily available in the marketplace. T he Company does not maintain a manufacturing facility of its own and is not dependent on maintaining its production relationships due to the flexibility of its software to run on multiple existing platforms.

Net Loss and Net Loss Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of common stock and potentially dilutive common stock outstanding during the period. The dilutive effect of outstanding options and restricted stock is reflected in diluted earnings per share by application of the treasury stock method. The calculation of diluted net income (loss) per share excludes all anti-dilutive shares. The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated:

The following table summarizes the common stock equivalents excluded from loss per diluted share because their effect would be anti-dilutive:

	2013	2012

Stock options	40,936	93,330
Warrants	-	-
Total	40,936	93,330

Share Based Compensation

The Company accounts for the issuance of equity awards to employees in accordance ASC Topic 715 and 505, which requires that the cost resulting from all share based payment transactions be recognized in the financial statements. This pronouncement establishes fair value as the measurement objective in accounting for share based payment arrangements and requires all companies to apply a fair value based measurement method in accounting for all share based payment transactions with employees. Period compensation costs are included in selling, general and administrative and research and development expenses.

The Company recognizes compensation expense related to stock option grants on a straight-line basis over the vesting period.

Options granted to consultants and other non-employees are accounted for in accordance with ASC Topic 505-50. Accordingly, such options are recorded at fair value at the date of grant and subsequently adjusted to fair value at the end of each reporting period until such options vest, and the fair value of the options, as adjusted, is amortized to consulting expense over the related vesting period.

F-19

Comprehensive Loss

The Company’s comprehensive loss is equal to its net loss for the years ended December 31, 2013 and 2012.

Segment Information

The Company adheres to the provisions of ASC Topic 280, which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial statements issued to shareholders. Management has determined that it has only one reporting segment.

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. Significant estimates and assumptions that affect amounts reported in the financial statements include impairment of goodwill and intangible assets, deferred tax valuation allowances, allowances for doubtful accounts, revenue allocation of multi-element arrangements and the fair value of options granted under the Company’s share based compensation plans. Due to the inherent uncertainties involved in making estimates, actual results reported in future periods may be different from those estimates.

Recently Issued Accounting Pronouncements

The Company does not expect the impact of the future adoption of recently issued accounting pronouncements to have a material impact on the Company’s consolidated financial statements.

On February 5, 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” The standard requires that entities present information about reclassification adjustments from accumulated other comprehensive income in their annual financial statements in a single note or on the face of the financial statements. Public companies will also have to provide this information in their interim financial statements. The standard requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies would instead cross reference to the related footnote for additional information. The Company adopted ASU 2013-02 on January 1, 2013, and expects no material impact on its financials as a result.

On September 13, 2013, the Internal Revenue Service issued final Tangible Property Regulations (TPR) under Internal Revenue Code (IRC) Section 162 and IRC Section 263(a), which prescribe the capitalization treatment of certain repair costs, asset betterments and other costs which could affect temporary deferred taxes. Although the regulations are not effective until tax years beginning on or after January 1, 2014, certain portions may require an accounting method change on a retroactive basis, thus requiring an IRC Section 481(a) adjustment related to fixed and real asset deferred taxes. Pursuant to U.S. GAAP, as of the date of the issuance, the release of the regulations is treated as a change in tax law. Therefore, we are required to determine whether there will be an impact on our financial statements as of October 31, 2013. We are currently analyzing the expected impact of the new regulations and we do not believe the impact will be material to our financial position or results of operations. We will continue to monitor any future changes in the TPR prospectively.

3. ACCOUNTS RECEIVABLE

Accounts receivable represent amounts due from the Company’s customers and are presented net of allowance for doubtful accounts. These balances include revenue recognized in advance of customer billings but do not include unbilled contractual commitments executed under license agreements. The components of accounts receivable, net are as follows:

	2013	2012
Accounts receivable - billed	$975,996	$774,726
Accounts receivable - unbilled	65,523	96,634
Less: Allowance for doubtful accounts	-	(1,613)
Accounts receivable, net	$1,041,519	$869,747

4. PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following as of December 31, 2013 and 2012:

	2013	2012
Computer equipment	$743,857	$719,053
Furniture and fixtures	72,480	72,480
Leasehold improvements	169,032	169,032
Office equipment	491,340	435,302
Vehicles	147,310	147,310
	1,624,019	1,543,177
Less - Accumulated depreciation and amortization	1,254,924	1,093,739
	$369,095	$449,438

F-20

Depreciation expense for the years ended December 31, 2013 and 2012 amounted to $161,185 and $174,601, respectively.

5. GOODWILL AND INTANGIBLE ASSETS AND IMPAIRMENT

Goodwill

The carrying value of goodwill was $12,308,661 and $12,308,661 for the years ended December 31, 2013 and 2012.

Identifiable intangible assets

The changes in the carrying amount of intangible assets for the year ended December 31, 2013 and 2012 were as follows:

	2013	2012
Balance at beginning of year	$4,631,577	$5,551,149
Amortization expense	(907,223)	(919,572)
Balance at end of year	$3,724,354	$4,631,577

The Company has recorded the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. The following table sets forth the components of these intangible assets as of December 31, 2013 and 2012:

		As of December 31, 2013
	Estimated Useful	Adjusted Carrying	Accumulated	Net as of
	Life	Amount	Amortization	12/31/2013
Trade name	20 years	$704,458	$(260,641)	$443,817
Patents and copyrights	17 years	1,117,842	(454,421)	663,421
Non-compete agreements	5 years	310,000	(268,667)	41,333
Developed technology	7 years	3,941,310	(3,295,135)	646,175
Backlog	3 years	303,400	(303,400)	-
Non-contractual customer relationships	15 years	3,268,568	(1,338,960)	1,929,608
		$9,645,578	$(5,921,224)	$3,724,354

	As of December 31, 2012
	Adjusted		Net
	Carrying	Accumulated	as of
	Amount	Amortization	12/31/2012
Trade name	$704,458	$(229,975)	$474,483
Patents and copyrights	1,117,842	(396,575)	721,267
Non-compete agreements	310,000	(206,667)	103,333
Developed technology	3,941,310	(2,760,370)	1,180,940
Backlog	303,400	(303,400)	-
Non-contractual customer relationships	3,268,568	(1,117,014)	2,151,554
	$9,645,578	$(5,014,001)	$4,631,577

The following summarizes amortization of acquisition related intangible assets included in the statement of operations:

	Years Ended December 31,
	2013	2012
Cost of sales	$771,416	$771,416
General and administrative	135,807	148,156
	$907,223	$919,572

The Company expects that amortization expense for the next five succeeding years will be as follows:

2014	$416,657
2015	$310,458
2016	$310,458
2017	$310,458
2018	$310,458

F-21

These amounts are subject to change based upon the review of recoverability and useful lives that are performed at least annually.

Goodwill and Intangible Asset Impairment

The excess of the purchase consideration over the fair value of the assets of acquired businesses is considered goodwill. Under authoritative guidance, purchased goodwill is not amortized, but rather it is periodically reviewed for impairment. The Company had goodwill of $12,308,661 and $12,308,661 at December 31, 2013 and December 31, 2012. This goodwill resulted from the acquisitions of Mobilisa, Inc. and Positive Access Corporation.

For the years ended December 31, 2013 and 2012, the Company performed its annual impairment test of goodwill and concluded that no impairment charge was required for either year. Under authoritative guidance, the Company can use industry and Company specific qualitative factors to determine whether it is more likely than not that impairment exists, before using a two-step quantitative analysis. Events or changes in circumstances which could trigger an impairment review include macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, other entity specific events and sustained decrease in share price.

For the years ended December 31, 2013 and 2012, after a review of these qualitative factors, the Company determined that it was necessary to perform a two-step quantitative analysis. The first step is to compare the fair value of the Company’s reporting unit, including goodwill to its carrying value. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired otherwise, there is an indication that goodwill may be impaired and the amount of loss, if any is measured by performing step two. Under step two, the impairment loss, if any, is measured by comparing the implied fair value of the reporting unit goodwill with the carrying amount of Goodwill.

The Company engaged an outside consulting firm to perform this analysis. This firm appraised the fair value of the Company’s reporting unit is excess of its carrying value as of the reporting date, so no second step was necessary. The firm used the income approach, on a debt-free basis, to perform its analysis, because of the uniqueness of the Company and unrepresentative nature of the Company’s historical performance.

Based on the outside consultant’s report and the Company’s review of its market capitalization and movement in stock price, Management determined that no impairment of Goodwill exists as of December 31, 2013.

The Company also considered whether long-lived assets including intangibles were also impaired. These assets are stated at cost, less accumulated amortization, which is provided for by charges to income on a basis consistent with the utilization of the assets over their useful lives. The carrying value of intangible and long-lived assets is reviewed periodically by the Company for the existence of facts or circumstances that may suggest impairment. If such circumstances exist, the Company would estimate the future, undiscounted cash flows associated with the asset, and compare that to the carrying value. If the carrying value exceeds the estimated cash flows, the asset would be written down to its estimated fair value. As of December 31, 2013 and 2012, the Company determined that there was no impairment of intangible assets.

6. REVOLVING LINE OF CREDIT

On August 17, 2011, the Company entered into a 2-year revolving credit facility with Silicon Valley Bank. On August 15, 2013, it renewed this facility for an additional year. The maximum borrowing under the facility is $2 million. Borrowings under the facility are subject to certain limitations based on a percentage of accounts receivable, as defined in the agreement, and are secured by all of the Company’s assets. The facility bears interest at a rate of U.S. prime (3.25% at December 31, 2013) plus 1.25% - 1.75%, depending on the Company’s cash plus availability. Interest is payable monthly and the principal is due upon maturity on October 15, 2014. At December 31, 2013, there were no amounts outstanding, the Company is in compliance with its covenants, and unused availability under the facility was approximately $593,575.

The facility contains a tangible net worth covenant requiring that, as of each monthly reporting, total assets minus intangible assets minus capitalized software development costs minus total liabilities plus subordinated debt is at least equal to $(800,000), starting October 31, 2013, and increasing immediately by 50% for new debt or equity received and 50% of quarterly net income (with no reduction for losses).

7.	ACCRUED EXPENSES

Accrued expenses are comprised of the following as of December 31, 2013 and 2012:

	2013	2012
Professional fees	$136,152	$186,488
Payroll and related	362,960	345,013
Navy Contract Close-out	117,970	-
Other	84,846	25,313
	$701,928	$556,814

F-22

8.	INCOME TAXES

ASC Topic 740-10 created a new recognition threshold and a measurement approach for tax positions recognized in the financial statements. As of December 31, 2013, the Company has no material uncertain tax positions.

As a result of continuing losses for tax purposes, the Company has historically not paid income taxes and has recorded a full valuation allowance against the net deferred tax asset. Interest and penalties related to unrecognized tax benefits are recorded in income tax expense. There was no accrued interest related to unrecognized tax benefits at December 31, 2013. The tax years 2010-2013 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets for federal and state income taxes as of December 31, 2013 and 2012 are as follows:

	2013	2012
Deferred tax assets:
NOL Carryforward	16,473,000	16,024,000
Reserves	-	1,000
Deferred rent	66,000	74,000
Research & development tax credits	139,000	78,000
Total deferred tax assets	16,678,000	16,177,000
Deferred tax liabilities: Intangible assets	(1,355,000)	(1,718,000)
Intangible Assets	(1,355,000)	(1,718,000)
Other	(1,000)	-
Depreciation	(138,000)	(120,000)
Total deferred tax liabilities	(1,494,000)	(1,838,000)
Net deferred tax assets	15,184,000	14,339,000
Less: Valuation allowance	(15,184,000)	(14,339,000)
Deferred tax assets, net of allowance	$-	$-

Realization of deferred tax assets is dependent upon future earnings, if any. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that it is more likely than not that these assets will not be realized.

As of December 31, 2013 the Company had net operating loss carryforwards (NOL’s) for federal and New York State income tax purposes of approximately $41.2 million. There can be no assurance that the Company will realize the benefit of the NOL’s. The federal and state NOL’s are available to offset future taxable income and expire from 2018 through 2030 if not utilized. Under Section 382 of the Internal Revenue Code, these NOL’s may be limited due to ownership changes.

The effective tax rate for the years ended December 31, 2013 and 2012 is different from the tax benefit that would result from applying the statutory tax rates primarily due to the recognition of valuation allowances.

9. STOCKHOLDERS’ EQUITY

Series A Convertible Preferred Stock

In January 1997, the Board of Directors authorized the creation of a class of Series A Convertible Preferred Stock with a par value of $.01. The Series A Convertible Preferred Stock is convertible into an equal number of common shares at the holder’s option, subject to adjustment for anti- dilution. The holders of Series A Convertible Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors.In the event of liquidation or dissolution of the Company, the holders of Series A Convertible Preferred Stock are entitled to receive all accrued dividends, if applicable, plus the liquidation price of $ 1.00 per share. As of December 31, 2013 and 2012, there were no outstanding shares of Series A Convertible Preferred Stock.

Stock Options and Share Based Compensation

In order to retain and attract qualified personnel necessary for the success of the Company, the Company adopted several Stock Option Plans from 1998 through 2004 (and an amendment to the 2004 plan in 2006 pursuant to which the plan was renamed the “2006 Equity Incentive Plan” and amended to provide for the issuance of other types of equity incentives such as restricted stock grants) (collectively, the “Plans”) covering up to 781,250 of the Company’s common shares, pursuant to which officers, directors, key employees and consultants to the Company are eligible to receive incentive stock options and nonqualified stock options. The Compensation Committee of the Board of Directors administers these Plans and determines the terms and conditions of options granted, including the exercise price. These Plans generally provide that all stock options will expire within ten years of the date of grant. Incentive stock options granted under these Plans must be granted at an exercise price that is not less than the fair market value per share at the date of the grant and the exercise price must not be less than 110% of the fair market value per share at the date of the grant for grants to persons owning more than 10% of the voting stock of the Company. These Plans also entitle non-employee directors to receive grants of non-qualified stock options as approved by the Board of Directors.

F-23

Stock option activity under the 1998, 1999, 2001, 2003 and 2006 Stock Option Plans during the periods indicated below is as follows:

			Weighted-
	Number of Shares Subject to Issuance	Weighted- average Exercise Price	average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2011	155,533	$15.44	2.29 years
Granted	-	-
Forfeited or expired	(29,483)	24.80
Exercised	(32,720)	4.00
Outstanding at December 31, 2012	93,330	$16.48	1.66 years	$348,352
Granted	16,875	03.12
Forfeited or expired	(50,119)	15.12
Exercised	19,150)	3.68
Outstanding at December 31, 2013	40,936	$18.48	2.42 years	$12,100
Exercisable at December 31, 2013	26,530	$26.64	1.52 years	$-

There were 135,000 and no options granted in the years ended December 31, 2013 and 2012.

The following is a summary of stock options as of December 31, 2013:

	Options Outstanding			Options Exercisable
			Weighted		Weighted-
		Weighted-	average		average
	Number of	average	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Remaining Life	Price	Options	Price
$3.12 to $8.00	13,750	1.42 years	$1.04	-	$-
$8.08 to $24.00	13,830	0.27 years	$4.00	13,173	$5.84
$24.08 to $40.00	3,125	0.32 years	$2.24	3,125	$3.44
$40.08 to $45.12	10,231	0.40 years	$9.12	10,231	$17.36
	40,936	2.42 years	$17.04	26,529	$26.64

The weighted-average fair value of the options granted during the years ended December 31, 2013 and 2012 is $3.12 and $0 respectively.

As of December 31, 2013, the Company had 318,510 options available for future grant under the existing Stock Option and Equity Incentive Plans. As of December 31, 2013, there was $ 41,700 of total unrecognized compensation cost, net of estimated forfeitures, related to all unvested stock options and restricted stock, which is expected to be recognized over a weighted average period of approximately 3.17 years.

Share based compensation expense for the years ended December 31, 2013 and 2012 is as follows:

	Years Ended December 31,
	2013	2012
Compensation cost recognized:
Stock options	$19,053	$52,677
Restricted stock	0	0
	$19,053	$52,677

	Years Ended December 31,
	2013	2012
Selling	$499	$9,216
General and administrative	6,467	16,788
Research and development	12,087	26,673
	$19,053	$52,677

F-24

The Company capitalized $0 in share-based compensation cost in both years 2013 and 2012.

The Company has a net operating loss carry-forward as of December 31, 2013, and no excess tax benefits for the tax deductions related to share based awards were recognized in the statements of operations. Additionally, no incremental tax benefits were recognized from stock options exercised in 2013 that would have resulted in a reclassification to reduce net cash provided by operating activities with an offsetting increase in net cash provided by financing activities.

All stock options have been issued with an exercise price that is equal or above the fair market value of the Company’s Common Stock on the date of grant.

Warrants

All previously granted warrants were issued with an exercise price that was equal to or above the fair market value of the Company’s common stock on the date of grant. As of December 31, 2013, the Company had no remaining warrants outstanding. No warrants were exercised in 2013 or 2012.

11. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into various leases for office space. The Company leases offices in New York and Washington states. Those leases expire in March, 2018 and July, 2017, respectively. The Washington office is owned by a related party and is discussed in Note 12. Future minimum lease payments under these lease agreements are as follows for the years ended December 31:

2014	$520,623
2015	408,030
2016	408,019
2017	379,226
2018	82,327
Total	$1,798,225

Rent expense for the years ended December 31, 2013 and 2012 amounted to $532,081 and $534,047, respectively.

Royalty and License Agreements

The Company entered into an agreement with a former officer of the Company during 1996 to license certain software. The agreement stipulated, among other provisions, that the officer would receive royalties equal to a percentage of the Company’s gross sales. This agreement was terminated in May 1999 and was superseded by a new agreement which calls for payment of royalties of .005% on gross sales from $2,000,000 to $52,000,000 and .0025% on gross sales in excess of $52,000,000 pertaining to those patents on which Mr. Messina was identified as an inventor. As of December 31, 2013, total fees paid under this agreement amounted to approximately $1,650.

Consulting Agreements

In March 2009, the Company entered into an agreement with an investor relations firm. The engagement period was for twelve months commencing March 16, 2009. In exchange for its services, the Company paid the firm $13,500 per month for the first 24 months of the agreement. In addition, each month for the first 24 months of the agreement, the Company delivered to the investor relations firm 1,302 shares of restricted stock. The stock is restricted from sale for a period of two years from the date of grant.

The agreement is automatically renewed for successive twelve month periods unless either party gives written notice no later than 30 days prior to the expiration period. Afterwards, the fee may be subject to change by mutual agreement of the parties.

As of April 11, 2011, the fee was reduced to $10,000 per month. No additional shares were issued after February 2011.

Legal Proceedings

The Company is not aware of any infringement by our products or technology on the proprietary rights of others.

The Company is not currently involved in any legal or regulatory proceeding, or arbitration, the outcome of which is expected to have a material adverse effect on its business.

F-25

Severance and Change-in-Control Agreements

On November 16, 2010, the Company entered into an Executive Severance Agreement with Mr. Mundy, the Company’s former Chief Financial Officer. Under the agreement, if Mr. Mundy was terminated without cause, if he resigned with “good reason” (as defined in the agreement), or if he was terminated as a result of a change of control, he would have been entitled to 1.99 years of his then base salary, a gross amount equal to any quarterly bonus target applicable during the quarter, accelerated vesting of all outstanding stock options and coverage of health benefits for a period of up to 12 months. The agreement had a term of two years. On April 1, 2012, Mr. Mundy resigned from the Company. In lieu of the above mentioned agreement, the Company entered into a consulting agreement with Mr. Mundy which had a term of nine months at $15,250 per month. The final payment was made pursuant to this agreement on January 4, 2013.

401(k) Plan

The Company has a retirement savings 401(k) plan. The plan permits eligible employees to make voluntary contributions to a trust, up to a maximum of 35% of compensation, subject to certain limitations. The Company has elected to contribute a matching contribution equal to 50% of the first 6%of an eligible employee’s deferral election. The Company may also make discretionary contributions, subject to certain conditions, as defined in the plan. The Company’s matching contributions were $38,050 and $52,972 for 2013 and 2012, respectively.

12. RELATED PARTY TRANSACTIONS

Mobilisa leases office space from a company (“Lessor Company”) that is wholly-owned by two directors, who are members of management. The Company entered into a 10-year lease for the office space ending in 2017. The base annual rent for this facility is currently $ 85,498 and is subject to annual increases based on the increase in the CPI index plus 1%. For the year ended December 31, 2013 and 2012, total rent payments for this office space were $92,046 and $91,780, respectively. This operating lease is referenced in Note 11.

The Lessor Company's entire operations consist of the leased property and related bank debt. The Company is a guarantor of the loans for the leased property. As of December 31, 2013, the Company's maximum exposure to loss was $177,999.

In June 2009, the FASB issued guidance included in ASC Topic 810-10, “Amendments to FASB Interpretation No. 46(R).”This updated guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. Under the FASB guidance, companies are required to consolidate a related variable interest entity ("VIE") when the reporting company is the "primary beneficiary" of that entity and holds a variable interest in the VIE. The determination of whether a reporting company is the primary beneficiary of a VIE ultimately turns on whether the reporting entity will absorb a majority of the VIE's anticipated losses or receive a majority of the VIE's anticipated gains.

The Company analyzed its transactions with and relationship to the Lessor Company and concluded that it had an implicit variable interest in the Lessor Company. However, the primary beneficiaries, based on an assessment of what entity absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, are the common ownersA. ccordingly, the Company is not required to consolidate the operations of the Lessor Company.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth unaudited financial data for each of the Company’s last eight fiscal quarters.

	Year Ended December 31, 2013				Year Ended December 31, 2012
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
			(Dollars in thousands, except per share data)
Income Statement Data:
Revenues	$1,633	$1,720	$2,579	$1,366	$2,711	$3,441	$2,123	$528
Gross profit	895	960	1,781	889	1,958	2,230	1,567	46
Income (loss) from operations	(921)	(919)	16	(601)	15	61	(381)	(1,956)
Net income (loss)	(921)	(919)	16	(600)	$15	$61	$(381)	$(1,955)

Net income (loss) per common share:
Diluted	$(0.24)	$(0.24)	$0.00	$(0.16)	$0.00	$0.00	$(0.08)	$(0.56)

Due to rounding, quarterly net income (loss) per share may not add up to the total net loss for the year.

14. SUBSEQUENT EVENTS

On January 14, 2014, the Company closed a secondary public offering of a previously announced 972,500 shares of its common stock and an over-allotment option of 145,875 additional shares. The stock was offered to the public at $3.60 per share. The offering grossed and netted the Company approximately $4,026,000 and $3,644,000 in cash, respectively. The difference between the two is from the underwriting discount and other offering expenses payable by the Company. Aegis Capital Corp. acted as the sole underwriter for the offering. The Company offered the underwriter 48,625 of common stock warrants, at a price of $4.48, which will be exercisable one year after the date of the offering and will expire on the fifth anniversary of that offering. After the offering, the Company had 4,605,558 shares of common stock outstanding.

F-26

                                Shares

Common Stock

PROSPECTUS

Aegis Capital Corp

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$1,135.85
FINRA filing fee	$1,966.25
Printing expenses	$6,000.00
Legal fees and expenses	$120,000.00
Accounting fees and expenses	$35,000.00
Transfer agent and registrar fees and expenses	$7,500.00
Miscellaneous	$28,377.90
Total	$200,000.00

Item 14. Indemnification of Directors and Officers

Intellicheck Mobilisa’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Section 145 of the Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit.

The Company provides officers’ and directors’ liability insurance for its officers and directors.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)	Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Port Townsend, state of Washington, on January 8, 2015.

INTELLICHECK MOBILISA, INC.

By:	/s/ William H. ROOF
William H. Roof
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William H. Roof	Chief Executive Officer	January 8, 2015
William H. Roof	(Principal Executive Officer)

*	Chief Financial Officer (Principal	January 8, 2015
Bill White	Financial and Accounting Officer)

*	Chairman of the Board and Director	January 8, 2015
Michael D. Malone

*	Director	January 8, 2015
Emil R. Bedard

*	Director	January 8, 2015
Jack A. Davis

*	Director	January 8, 2015
William P. Georges

*	Director	January 8, 2015
Guy L. Smith

*By:	/s/ William H. Roof
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of the Company (1)
3.2	Amendment to the Certificate of Incorporation of the Company (11)
3.3	Amended and Restated By-laws of the Company (14)
3.4	Certificate of Designation of Preferred Stock of Intelli-Check, Inc. (5)
4.1	Specimen Stock Certificate (7)
5.1*	Opinion of K&L Gates LLP
10.1	Agreement of Lease between the Company and JQ1 Associates, LLC, dated as of April 19, 2010 (4)
10.2	Agreement of Lease between Mobilisa and Eagle Coast, LLC, dated as of August 1, 2007. (7)
10.3	Agreement of Lease between the Company and King I, LLC, dated as of February 1, 2010. (7)
10.4	1998 Stock Option Plan (1)
10.5	1999 Stock Option Plan (1)
10.6	2001 Stock Option Plan (2)
10.7	2003 Stock Option Plan (3)
10.8	2006 Equity Incentive Plan (15)
10.9	Memorandum of Understanding between AAMVAnet, Inc. and Intelli-Check, Inc. effective January 29, 2002 (4)
10.10	Merger Agreement dated November 20, 2007 by and among Intelli-Check Inc., Intelli-Check Merger Sub, Inc., Mobilisa, Inc., and the Principal Shareholders of Mobilisa, Inc. (9)
10.11	Agreement and Plan of Merger dated August 31, 2009 by and among Intelli-Check – Mobilisa Inc., PA Acquisition Corporation, Positive Access Corporation, and the Principal Shareholders of Positive Access Corporation (10)
10.12	Executive Severance Agreement dated November 16, 2010 by and between Peter J. Mundy and Intellicheck Mobilisa, Inc. (12) *
10.13	Loan and Security Agreement dated August 17, 2011 by and between the Company and Silicon Valley Bank (13)
10.14	Default Waiver and Fourth Amendment to Loan and Security Agreement, dated as of October 15, 2014, by and between the Company and Silicon Valley Bank (16)
10.15	Executive Employment Agreement by and between the Company and Bill Roof (17)
10.16	Severance Agreement by and between the Company and Billy J. White (17)
14.1	Code of Business Conduct and Ethics (6)
21	List of Subsidiaries (7)
23.1	Consent of EisnerAmper, LLP
23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto).

*Previously filed

(1)	Incorporated by reference to Registration Statement on Form SB-2 (File No. 333-87797) filed September 24, 1999.
(2)	Incorporated by reference to Registrant’s Proxy Statement on Schedule 14A filed May 31, 2001.
(3)	Incorporated by reference to Registrant’s Proxy Statement on Schedule 14A filed June 13, 2003.
(4)	Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed August 10, 2010.
(5)	Incorporated by reference to Registrant’s Annual Report on Form 10-K filed March 31, 2003.
(6)	Incorporated by reference to Registrant’s Annual Report on Form 10-K filed March 30, 2004.
(7)	Incorporated by reference to Registrant’s Annual Report on Form 10-K filed March 11, 2010.
(8)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed June 15, 2007.
(9)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed November 21, 2007.
(10)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed September 1, 2009.
(11)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed August 13, 2014.
(12)	Incorporated by reference to Registrant’s Annual Report on Form 10-K filed March 8, 2011.
(13)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed August 22, 2011.
(14)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed August 14, 2007.
(15)	Incorporated by reference to Registrant’s Annual Report on Form 10-K filed March 27, 2013.
(16)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed October 20, 2014.
(17)	Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed November 4, 2014.